Exhibit 10.1

CREDIT AGREEMENT

Dated as of August 4, 2008

by and among

PROGRESSIVE GAMING INTERNATIONAL CORPORATION,

as Borrower

THE SUBSIDIARIES OF BORROWER PARTY HERETO

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

PRIVATE EQUITY MANAGEMENT GROUP FINANCIAL CORPORATION,

as Administrative Agent

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-ii-

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Section 11.17	Binding Effect	122

Section 11.18	Interest	122

Section 11.19	Confidentiality	124

Section 11.20	Section Headings	124

Section 11.21	Integration	124

Section 11.22	USA PATRIOT Act	124

SCHEDULES

1.01	-	Commitments
Disclosure Schedule

EXHIBITS

A	-	Assignment and Acceptance
B	-	Borrowing Base Certificate
C	-	Notice of Borrowing
D	-	Compliance Certificate
E	-	Warrant
F	-	Common Stock and Warrant Purchase Agreement
G	-	IGT Subordination Agreement

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CREDIT AGREEMENT

This Credit Agreement, dated as of August 4, 2008, is made by and among PROGRESSIVE GAMING INTERNATIONAL CORPORATION, a Nevada corporation (the “Borrower”), each subsidiary of the Borrower listed as a “Guarantor” on the signature pages hereto (together with each other Person which guarantees, pursuant to Section 6.01(b) of this Agreement or otherwise, all or any part of the Obligations, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), and PRIVATE EQUITY MANAGEMENT GROUP FINANCIAL CORPORATION, a California corporation, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent”).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account Receivable, chattel paper, or a general intangible.

“Account Receivable” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in Article 9 of the Code), including without limitation, accounts, accounts receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, “instruments,” “general intangibles” or “chattel paper” (as such quoted terms are defined in Article 9 of the Code)), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and any and all “supporting obligations” (as that term is defined in the Code) in respect thereof.

“Acquisition” means (a) any Stock Acquisition, or (b) any Asset Acquisition.

“Action” has the meaning specified therefor in Section 11.12.

“additional amount” has the meaning specified therefor in Section 2.08(a).

“Adjusted Consolidated EBITDA” means, for any Measurement Period, Consolidated Net Income of Borrower and its Subsidiaries for that period plus (a) the following to the extent deducted in calculating such Consolidated Net Income (but without duplication):

(i) Consolidated Interest Charges,

(ii) the provision for Federal, state, local and foreign income taxes payable,

(iii) depreciation and amortization expense,

(iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period,

(v) to the extent actually paid during such period, fees and expenses related to the consummation of the transactions contemplated to be closed on the Initial Funding Date under this Agreement, in each case of or by the Borrower and its Subsidiaries for such Measurement Period, and

(vi) non-cash employee and supplier/contractor compensation (including non-cash stock compensation expense recorded pursuant to FASB 123R); and

minus (b) the following to the extent not deducted in calculating such Consolidated Net Income (but without duplication):

(i) Federal, state, local and foreign income tax credits, in each case of or received by the Borrower and its Subsidiaries for such Measurement Period,

(ii) all non-cash items increasing Consolidated Net Income, in each case of or by the Borrower and its Subsidiaries for such Measurement Period, and

(iii) royalties, licensing fees and other payments made for the use of intellectual property paid by the Borrower and its Subsidiaries during the Measurement Period, to the extent capitalized.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent Advances” has the meaning specified therefor in Section 9.08(a).

“Administrative Agent’s Account” means an account at a bank designated by Administrative Agent from time to time as the account into which the Borrower shall make all payments to Administrative Agent for the benefit of itself and the Lenders under this Agreement and the other Loan Documents.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 15% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall Administrative Agent or any Lender be considered an “Affiliate” of any Loan Party or any of their respective Affiliates.

“After Acquired Property” means any fee interest in real property acquired by the Borrower or any of its Subsidiaries after the Effective Date with a Current Value in excess of $100,000.

“Agreement” means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Applicable Prepayment Premium” means, with respect to any reduction of the Revolving Credit Commitments pursuant to clauses (i) or (ii) of Section 2.06(a), or the prepayment of all or any part of the Term Loans pursuant to Section 2.06(b)(ii) (or any other optional prepayment of all or any part of the Term Loans), Section 2.06(c)(iii) or Section 2.06(c)(iv):

(a) at any time on or prior to the first anniversary of the Initial Funding Date, an amount equal to 4.00% times the principal amount of such reduction or prepayment;

(b) at any time after the first anniversary of the Initial Funding Date but on or prior to the second anniversary of the Initial Funding Date, an amount equal to 1.00% times the principal amount of such reduction or prepayment; and

(c) at any time after the second anniversary of the Initial Funding Date, 0.00%.

“Asset Acquisition” means any purchase or other acquisition by the Borrower or any of its wholly-owned Subsidiaries of all or substantially all of the assets of any other Person.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by Administrative Agent, in accordance with Section 11.07 hereof and substantially in the form of Exhibit A hereto or such other form acceptable to Administrative Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president, or executive vice president of such Person.

“Availability” means, at any time, the difference between (i) the lesser of (A) the Borrowing Base, and (B) the Total Revolving Credit Commitment, and (ii) the aggregate outstanding principal amount of all Revolving Loans.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Blocked Account” has the meaning specified therefor in Section 7.01(a).

“Blocked Account Agreement” has the meaning specified therefor in Section 7.01(a).

“Blocked Account Bank” has the meaning specified therefor in Section 7.01(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrower Security Agreement” means the Security Agreement dated as of the Initial Funding Date, in form and substance reasonably satisfactory to Administrative Agent, made by Borrower in favor of Administrative Agent for the benefit of itself and the Lenders, securing the Obligations and delivered to Administrative Agent on the Initial Funding Date, together with any amendments, supplements, restatements or modifications thereto.

“Borrowing Base” means, as of any date of determination, the sum of (i) 85% of the Net Amount of Eligible Accounts Receivable at such time, less (ii) the amount of any Dilution Reserve, less (iii) the aggregate amount, if any, of all trade payables of the Borrower and its Subsidiaries aged for more than the lesser of (x) 60 days after the due date of such payables or (y) 90 days after the invoice date of such payables, less (iv) such reserves as Administrative Agent may deem appropriate in the exercise of its business judgment.

“Borrowing Base Certificate” means a certificate signed by an Authorized Officer of the Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 6.01(a)(vi), substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, but excluding royalties and licensing fees paid by such Person and its Subsidiaries.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, member’s or other equity interests of such Person.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP or in the case of a “synthetic lease” determined as if such obligation were required to be capitalized in accordance with GAAP.

“Cash and Cash Equivalents” means all cash, deposit or securities account balances, certificates of deposit or other financial instruments properly classified as cash or cash equivalents under GAAP.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change in Law” has the meaning specified therefor in Section 3.05(a).

“Change of Control” means each occurrence of any of the following:

(i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), of beneficial ownership of more than 50% of the aggregate outstanding voting power of the Capital Stock of the Borrower;

(ii) the Borrower ceases to own and control, directly or indirectly, 100% of the shares of the Capital Stock of Borrower’s Subsidiaries, unless otherwise permitted hereunder;

(iii) at any time that the majority of the members of the board of directors of the Borrower do not constitute Continuing Directors; or

(iv) (A) the Borrower consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to any Person, or (B) any entity consolidates with or merges into the Borrower, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Administrative Agent’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Commitment” means a Revolving Credit Commitment or a Term Commitment, as the context may require.

“Common Stock and Warrant Purchase Agreement” means the Common Stock and Warrant Purchase Agreement dated as of the Initial Funding Date, in substantially the same form as attached hereto as Exhibit F, together with any amendments, supplements, restatements or modifications thereto.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of cash paid or payable for (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with (i) borrowed money (including capitalized interest) and (ii) in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, for any Measurement Period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for that period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses, (b) any income (or loss) of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Borrower), (c) restructuring charges, and (d) interest that is paid-in-kind.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on that date minus the Intangible Assets of the Borrower and its Subsidiaries on that date.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Director” means (a) any member of the board of directors of the Borrower who was a director (or comparable manager) of the Borrower on the Effective Date, and (b) any individual who becomes a member of the board of the directors of the Borrower after the Effective Date if such individual was appointed or nominated for election to the board of the directors of the Borrower by a majority of the Continuing Directors then in office, but excluding any such individual originally proposed for election in opposition to the board of directors in office at the Effective Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Current Value” has the meaning specified therefor in Section 6.01(n).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Loan Parties’ Account Receivables during such period, by (b) the Loan Parties’ billings with respect to Account Receivables during such period (excluding extraordinary items).

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts Receivable by one percentage point for each percentage point by which Dilution is in excess of 5%.

“Disclosure Schedule” shall mean the Disclosure Schedule dated the Effective Date and delivered by the Borrower to the Administrative Agent contemporaneously with the execution and delivery of this Agreement, and which schedule shall be updated on or before the Initial Funding Date pursuant to Section 4.02(d)(xxiii), which schedule and which update to such schedule must be in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For the avoidance of doubt, the sale and/or licensing of the assets described in the IGT Asset Purchase Agreement shall constitute a “Disposition” and the sale or issuance of Capital Stock of the Borrower or its Subsidiaries shall not constitute a “Disposition.”

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of any Person that is not a CFC.

“Effective Date” means the date on which all of the conditions precedent set forth in Section 4.01 are first satisfied or waived.

“Eligible Accounts Receivable” means the Accounts Receivable of any Loan Party which are, and at all times continue to be, acceptable to Administrative Agent in the exercise of its reasonable business judgment. Without limitation on the discretion of the Administrative Agent, an Account Receivable may, in the sole and absolute discretion of Administrative Agent, be deemed to be eligible if:

(i) delivery of the merchandise or the rendition of the services has been completed with respect to such Account Receivable and the Account Receivable has not resulted from a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;

(ii) no return, rejection, repossession or dispute has occurred with respect to such Account Receivable, the Account Debtor has not asserted any setoff, defense or counterclaim with respect to such Account Receivable, and there has not occurred any extension of the time for payment with respect to such Account Receivable without the consent of Administrative Agent, provided that, in the case of any dispute, setoff, defense or counterclaim with respect to an Account Receivable, the portion of such Account Receivable not subject to such dispute, setoff, defense or counterclaim will not be ineligible solely by reason of this clause (ii);

(iii) such Account Receivable is lawfully owned by a Loan Party, subject to a perfected Lien in favor of Administrative Agent for the benefit of itself and the Lenders and free and clear of any other Lien (other than Liens securing the IGT Subordinated Debt and Liens permitted pursuant to clauses (ii) or (x) of the definition of Permitted Liens) and otherwise continues to be in full conformity with all representations and warranties made by such Loan Party to Administrative Agent and the Lenders with respect thereto in the Loan Documents; (iv) such Account Receivable is unconditionally payable in Dollars (or in the case of Eligible Canadian Accounts, Canadian dollars) within 30 days from the invoice date and is not evidenced by a promissory note, chattel paper or any other instrument or other document; provided, however that in the case of contract receivable customers, such Account Receivables may be due in installments over a period not to exceed one year;

(iv) (x) no more than 60 days have elapsed from the invoice due date or installment payment due date and (y) no more than 120 days have elapsed from the invoice date with respect to such Account Receivable, except with respect to contract receivable customers;

(v) such Account Receivable is not due from an Affiliate of a Loan Party or any of its Subsidiaries;

(vi) such Account Receivable does not constitute an obligation of the United States, Canada or any other Governmental Authority (unless all steps required by Administrative Agent in connection therewith, including notice to the United States Government under the Federal Assignment of Claims Act or any action under any Canadian or state statute comparable to the

Federal Assignment of Claims Act, have been duly taken in a manner satisfactory to Administrative Agent), including without limitation the obligation of a Native American tribal government or an agency or instrumentality thereof, to the extent that the aggregate Accounts Receivable owed to the Loan Parties by Native American tribal governments, their agencies and instrumentalities, are in excess of $750,000;

(vii) the Account Debtor (or the applicable office of the Account Debtor) with respect to such Account Receivable is located in the continental United States or if such Account Debtor (or the applicable office of such Account Debtor) is not located in the continental United States, (A) such Account Receivable is an Eligible Canadian Account or (B) such Account Receivable is supported by an irrevocable letter of credit satisfactory to Administrative Agent that has been delivered to Administrative Agent and is directly drawable by Administrative Agent, or is covered by credit insurance satisfactory to Administrative Agent or (C) such Account Receivable is an Eligible Other Foreign Account provided that the aggregate amount of Eligible Other Foreign Accounts eligible under this clause shall not at any time exceed $750,000;

(viii) the Account Debtor with respect to such Account Receivable is not a vendor to, supplier to, licensor to or creditor of a Loan Party; provided, however, that in the event that an Account Debtor is a vendor to, supplier to, licensor to or creditor of a Loan Party such Account Receivable will be eligible under this clause if the Account Debtor has executed a non-offset letter reasonably satisfactory to Administrative Agent; provided further, however, that if such an Account Debtor has not executed a non-offset agreement, Administrative Agent, in its discretion, may include as eligible the net amount due from such Account Debtor to such Loan Party;

(ix) not more than 50% of the aggregate amount of all Accounts Receivable of the Account Debtor with respect to such Account Receivable have (A) except for contracts receivable customers, remained unpaid more than 60 days past the invoice due date or more than 120 days past the invoice date, and (B) in the case of contracts receivable customers, remained unpaid for more than 60 days past the installment payment due date;

(x) the Account Debtor with respect to such Account Receivable (A) has not filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, made an assignment for the benefit of creditors, had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (B) has not failed, suspended business operations, or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, (C) has not had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs or (D) in the case of an Account Debtor who is an individual, is not an employee of a Loan Party or any of its Affiliates and has not died or been declared incompetent;

(xi) Administrative Agent is, and continues to be, satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended and Administrative Agent believes, in its discretion, that the prospect of collection of such Account Receivable is not impaired for any reason;

(xii) the Account Receivable does not represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Loan Party of the subject contract for goods or services; and

(xiii) with respect to any Accounts Receivable acquired by any Loan Party through a Permitted Acquisition, the Administrative Agent has had a reasonable opportunity to audit such Accounts Receivable and the Administrative Agent, in the exercise of its reasonable business judgment, has found such Accounts Receivable to be acceptable.

“Eligible Canadian Account” means an Account Receivable as to which such Account Receivable does not qualify as an Eligible Account Receivable solely because (i) the Account Debtor with respect to such Account Receivable maintains its chief executive office in Canada (other than the Maritime provinces) rather than in the United States or is organized under the laws of Canada or a political subdivision thereof (other than the Maritime provinces) rather than under the laws of the United States or any state thereof, and (ii) the Account is payable in Canadian dollars; provided however, that (x) such Account Receivable must be billed from and collected in the United States and (y) if such Account Receivable is payable in Canadian dollars, Administrative Agent may establish reserves with respect to exchange rate risks.

“Eligible Other Foreign Account” means an Account Receivable as to which such Account Receivable does not qualify as an Eligible Account Receivable solely because the Account Debtor with respect to such Account Receivable maintains its chief executive office in Latin America, the Caribbean Islands (other than Cuba), or Puerto Rico rather than in the United States or is organized under the laws of a country located in Latin America, the Caribbean Islands (other than Cuba), or Puerto Rico rather than under the laws of the United States or any state thereof; provided however, that (x) such Account Receivable must be billed from and collected in the United States and (y) the governing law of the transaction giving rise to such Account Receivable is the law of the United States or any state thereof.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party, any Subsidiary of any Loan Party, or any of their respective ERISA Affiliates.

“EndX” means EndX Inc. (USA), a Nevada corporation.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses of any Loan Party or any of its Affiliates or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Affiliates or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act

(42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651, et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the release, emission, deposit, discharge, leaching, migration or spill of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to the liability or potential liability of any Loan Party or any of its Affiliates with respect to any environmental condition or a Release of Hazardous Materials from or onto (i) any property currently or formerly owned by any Loan Party or any of its Affiliates or (ii) any property which received Hazardous Materials generated by any Loan Party or any of its Affiliates.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the IRC.

“Event of Default” means any of the events set forth in Section 8.01.

“Excess Cash Flow” means, for any Fiscal Year of the Borrower, the excess (if any) of (a) Adjusted Consolidated EBITDA for such Fiscal Year over (b) the sum (for such Fiscal Year) of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, actually paid in cash by the Borrower and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, of Term Loans pursuant to Section 2.04(b), (iii) all income taxes actually paid in cash by the Borrower and its Subsidiaries, and (iv) non-financed Capital Expenditures actually made by the Borrower and its Subsidiaries in such fiscal year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Foreign Subsidiary” has the meaning set forth in Section 4.02(d)(xxiv) of this Agreement.

“Extraordinary Receipts” means any cash received by the Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds of Dispositions, Indebtedness or the sale or issuance of Capital Stock of the Borrower or its Subsidiaries), including (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance (excluding any portion of such proceeds that is for the reimbursement of the Borrower’s and its Subsidiaries’ out-of-pocket litigation expenses), (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (but only to the extent such proceeds or other consideration exceeds the amount of the losses suffered by the Borrower or its Subsidiaries that are subject of such judgment, settlement or cause of action), (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments (excluding any portion of such payments that is for the reimbursement of the Borrower’s and its Subsidiaries’ out-of-pocket litigation expenses), and (vii) any purchase price adjustment received in connection with any purchase agreement and any amounts received from escrow arrangements in connection with any purchase agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter agreement dated as of the Effective Date among the Borrower and the Administrative Agent.

“Final Maturity Date” means the later of the Revolving Maturity Date or the Term Maturity Date.

“Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2007, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31st of each year.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 6.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the Effective Date and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 6.03 hereof, Administrative Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 6.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Gaming Authorities” means the United States federal government, any foreign government, tribal government or any state, county, municipality or other political subdivision or any agency or other Governmental Authority thereof that now or hereafter has jurisdiction over all or any portion of the gaming activities of the Loan Parties or any of their Affiliates, including, without limitation, the Nevada Gaming Authorities and the Mississippi Gaming Authorities.

“Gaming Laws” means any law, statute, ordinance, code, regulation, constitutional provision, rule, order, directive or other enforcement requirement now or hereafter in existence of any Gaming Authority.

“Gaming License” means any finding of suitability, registration, license, franchise qualification or other approval or authorization required of the Borrower, the Guarantors or any of their Affiliates on the date hereof or hereafter required to own, lease, operate or otherwise conduct the gaming business of the Loan Parties or any of their Affiliates, including all licenses granted under any Gaming Laws.

“Gaming Subsidiary” shall mean each of PGIC NV, a Nevada corporation and MGC, Inc., a Nevada corporation.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning specified therefor in Section 10.01.

“Guarantor” and “Guarantors” have the meanings specified therefor in the preamble to this Agreement.

“Guarantor Security Agreement” means the Security Agreement to be dated as of the Initial Funding Date, in form and substance reasonably satisfactory to Administrative Agent, made by Guarantors in favor of Administrative Agent for the benefit of itself and the Lenders, securing the Guaranteed Obligations and delivered to Administrative Agent on the Initial Funding Date, together with any amendments, supplements, restatements or modifications thereto.

“Guaranty” means (i) the guaranty of each Guarantor party hereto contained in Article X hereof, and (ii) each other guaranty made by any other Guarantor in favor of Administrative Agent for the benefit of itself and the Lenders pursuant to the requirements of Section 6.01(b) or otherwise.

“Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to Administrative Agent or any Lender, the maximum interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to Administrative Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“IGT” means, collectively, International Game Technology, a Nevada corporation, its successors and permitted assigns.

“IGT Asset Purchase Agreement” means that certain Asset Purchase and License Agreement between Borrower and IGT, a Nevada corporation, delivered to the Administrative Agent pursuant to Section 4.02 of this Agreement, as the same exists on the Initial Funding Date.

“IGT Note Purchase Agreement” means that certain Note and Warrant Purchase Agreement dated as of the date hereof among the Loan Parties and IGT, as in effect on the Effective Date, and including only those amendments, modifications and supplements thereto that are in compliance with the Subordination Agreement.

“IGT Notes” means the indebtedness evidenced by the Senior Secured Convertible Notes dated as of the Effective Date in the aggregate principal amount of $15,000,000, made by Borrower in favor of IGT, and including only those amendments, modifications and supplements thereto that are in compliance with the Subordination Agreement.

“IGT Subordinated Debt” means the indebtedness evidenced by the IGT Notes.

“IGT Subordinated Debt Documents” means the IGT Note Purchase Agreement, the IGT Notes, any guaranty, security agreement or mortgage executed by the Borrower or any of its Subsidiaries in connection with the IGT Note Purchase Agreement, the registration rights agreement executed in connection with the IGT Note Purchase Agreement, the source code escrow agreement, the blocked account agreements, the control agreements and any other agreement, instrument and other document executed and delivered pursuant to the IGT Note Purchase Agreement or otherwise evidencing or securing the IGT Subordinated Debt or compensating IGT or any holder of the IGT Subordinated Debt in any way.

“IGT Subordination Agreement” means the Subordination Agreement dated as of the Initial Funding Date between Administrative Agent and IGT, and acknowledged by the Borrower, in substantially the same form as attached hereto as Exhibit G.

“Inactive Subsidiary” means each of Mikohn Holdings and EndX.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 150 days after the date such payable was created, or, if outstanding for more than 150 days after the date such payable was created, not more than $100,000 in the aggregate); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used or acquired by such Person, even though the rights and remedies of the lessor, seller or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis reasonably satisfactory to Administrative Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (xi) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 11.15.

“Indemnitees” has the meaning specified therefor in Section 11.15.

“Indenture” means the Indenture, dated as of August 22, 2001, among Borrower, the Subsidiaries of Borrower signatory thereto, and the Indenture Trustee.

“Indenture Documents” means the Indenture, the Senior Secured Notes, and the other agreements and documents executed or delivered in connection therewith, as amended or modified in accordance with the terms hereof and thereof.

“Indenture Trustee” means U.S. Bank N.A. (f/k/a Firstar Bank, N.A.), as trustee.

“Initial Funding Date” means the date on which all of the conditions precedent set forth in Section 4.02 are first satisfied or waived.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Inventory” means all of each of the Loan Parties’ now owned or hereafter acquired right, title, and interest with respect to inventory as defined in the Code.

“IRC” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” and “Lenders” have the meanings specified therefor in the preamble hereto.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Liquidity” means, at any date of determination, Availability plus Qualified Cash.

“Loan” means an extension of credit by a Lender in the form of a Revolving Loan or Term Loan.

“Loan Account” means an account maintained hereunder by Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

“Loan Document” means this Agreement, the IGT Subordination Agreement, any Guaranty, the Borrower Security Agreement, the Guarantor Security Agreement, any Mortgage, the Warrant, the Registration Rights Agreement, the Common Stock and Warrant Purchase Agreement, the Fee Letter, the Source Code Escrow Agreement, the Blocked Account Agreements, the control agreements with respect to the Loan Parties’ deposit and investment accounts, and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing the Loans or any other Obligation.

“Loan Party” means the Borrower or any Guarantor.

“Lockbox Agreement” has the meaning specified therefor in Section 7.01(a).

“Lockbox Processor” has the meaning specified therefor in Section 7.01(a).

“Material Adverse Effect” means any change or event that has had or could reasonably be expected to have a material adverse effect on (i) the operations, business, assets, properties, or financial condition of (A) any Loan Party (other than the Inactive Subsidiaries), (B) any Subsidiary of any Loan Party that holds a Gaming License or otherwise has assets, revenues, operations or businesses that are material to any Loan Party, (C) the Loan Parties taken as a whole or (D) the Loan Parties and their Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, or (iv) the rights and remedies of Administrative Agent or any Lender under any Loan Document.

“Material Contract” means, with respect to the Loan Parties and or any of their Subsidiaries, each contract or agreement filed with the SEC as an exhibit to the Borrower’s periodic reports under the Exchange Act or required to be so filed pursuant to the rules and regulations promulgated under the Exchange Act or the Securities Act or that is otherwise material to operations or business of the Borrower or any of its Subsidiaries.

“Measurement Period” means, (a) as of September 30, 2008, the three month period then ended, (b) as of December 31, 2008, the six month period then ended, (C) as of March 31, 2009, the nine month period then ended, and (d) as of June 30, 2009 and that last day of each subsequent fiscal quarter, the most recently completed four fiscal quarters of the Borrower.

“Mikohn Holdings” means Mikohn Holdings, Inc., a Nevada corporation.

“Mississippi Gaming Authorities” means the Mississippi Gaming Commission and other applicable state, county, city and municipal authorities within the State of Mississippi possessing regulatory, licensing or permit authority over the ownership or operation of gaming activities in the State of Mississippi (or any such county, city or municipality therein).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to Administrative Agent, made by a Loan Party in favor of Administrative Agent for the benefit of itself and the Lenders, securing the Obligations and delivered to Administrative Agent pursuant to the provisions hereof or otherwise.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Net Amount of Eligible Accounts Receivable” means the aggregate unpaid invoice amount of Eligible Accounts Receivable less, without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts Receivable.

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith (including reasonable and out-of-pocket legal, accounting and investment banking fees, and sales commissions), (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements), and (E) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such Disposition; provided that upon release of such reserve, such amounts shall automatically and immediately become Net Cash Proceeds, and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith (including reasonable and out-of-pocket legal, accounting and investment banking fees, and sales commissions), (B) transfer taxes paid by such Person or such Subsidiary in connection therewith, (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), and (D) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such issuance or incurrence; provided that upon release of such reserve, such amounts shall automatically and immediately become Net Cash Proceeds; in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Nevada Gaming Authorities” means the NGC, the NGCB and applicable county, city and municipal authorities within the State of Nevada possessing regulatory, licensing or permit authority over the ownership or operation of gaming activities in the State of Nevada (or any such county, city or municipality therein).

“NGC” means the Nevada Gaming Commission.

“NGCB” means the Nevada State Gaming Control Board.

“New Lending Office” has the meaning specified therefor in Section 2.08(d).

“New Subsidiary” has the meaning specified therefor in Section 6.01(b).

“Non-U.S. Lender” has the meaning specified therefor in Section 2.08(d).

“Notice of Borrowing” has the meaning specified therefor in Section 2.03(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to Administrative Agent and the Lenders, or any of them, under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding described in subsections (f) and (g) of Section 8.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in any Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that Administrative Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person. For purposes of this definition, the term “Loan Documents” shall exclude the Securities.

“Other Taxes” has the meaning specified therefor in Section 2.08(b).

“Participant Register” has the meaning specified therefor in Section 11.07(g).

“Patriot Act” has the meaning specified therefor in Section 11.22.

“Payment Office” means Administrative Agent’s office located at One Park Plaza, Suite 550, Irvine, CA 92614 or at such other office or offices of Administrative Agent as may be designated in writing from time to time by Administrative Agent to the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” means any Acquisition so long as:

(i) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition, including, without limitation, any default under any anti-dilution provision set forth in the Loan Documents;

(ii) the assets being acquired, or the Person whose Capital Stock is being acquired, (A) are useful in or engaged in, as applicable, the business of the Borrower and its Subsidiaries or a business reasonably related thereto, and (B) shall be located or organized, as applicable, within the United States or Canada;

(iii) the consideration payable in connection with the proposed Acquisition shall be payable with the Capital Stock (other than Prohibited Preferred Stock) of the Borrower or proceeds of the contemporaneous sale or issuance of the Capital Stock (other than Prohibited Preferred Stock) of the Borrower, and the total consideration payable in connection with all Permitted Acquisitions (including the proposed Acquisition) does not exceed $10,000,000;

(iv) the Borrower has provided Administrative Agent with written confirmation, supported by reasonably detailed calculations, in each case which are in form and substance reasonably satisfactory to Administrative Agent, that (A) on a pro forma basis, created by adding the historical combined financial statements of the Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition (adjusted to eliminate expense items that would not have been incurred and include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually agreed upon by the Borrower and Administrative Agent), the Loan Parties and their Subsidiaries would have been in compliance with the financial covenants in Section 6.03 for the 12 months ending as of the fiscal quarter of the Borrower ended immediately prior to the proposed date of consummation of such proposed Acquisition and (B) the Qualified Cash of the Loan Parties and their Subsidiaries immediately following the consummation of the proposed Acquisition shall not be less than their Qualified Cash immediately prior to the consummation of the proposed Acquisition;

(v) in the case of an Asset Acquisition, the subject assets are being acquired by the Borrower or a Domestic Subsidiary of the Borrower, and the applicable Person shall have executed and delivered or authorized, as applicable, any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by Administrative Agent in order to include the newly acquired assets within the Collateral;

(vi) in the case of a Stock Acquisition, (A) the subject Capital Stock is being acquired in such Acquisition directly by the Borrower or a Domestic Subsidiary of the Borrower, (2) the relevant Loan Party shall have executed and delivered a pledge agreement respecting the Capital Stock being acquired and shall have delivered to Administrative Agent possession of the original stock certificates respecting all of the issued and outstanding shares of Capital Stock of such acquired Person and its Subsidiaries, together with stock powers with respect thereto endorsed in blank; provided that if such Person is a CFC, the relevant Loan Party shall have delivered to

Administrative Agent possession of the original stock certificates respecting all (or, 65% of the outstanding voting Capital Stock of such Person if pledging or hypothecating more than 65% of the total outstanding voting Capital Stock of such Person reasonably could be expected to result in material adverse tax consequences to any Loan Party) of the issued and outstanding shares of Capital Stock of such acquired Person, together with stock powers with respect thereto endorsed in blank, and (3) the relevant Loan Party shall have caused such acquired Person and each of its Subsidiaries to execute and deliver a joinder to either this Agreement or a Guaranty as a Guarantor in order to make such Person a party hereto or thereto, together with any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by Administrative Agent in order to cause such acquired Person and each of its Subsidiaries to be obligated with respect to the Obligations (or the Secured Obligations under, and as defined in, the Guarantor Security Agreement) and to include the assets of the acquired Person and its Subsidiaries within the Collateral; provided that none of the foregoing documents shall be required to be provided to Administrative Agent if such Person is a CFC and providing such documents reasonably could be expected to result in material adverse tax consequences to any Loan Party;

(vii) any Indebtedness or Liens assumed in connection with such Acquisition are otherwise permitted under Section 6.02(a) or 6.02(b), respectively;

(viii) such Acquisition shall be consensual and shall have been approved by the board of directors (or such other managing body) of the Person whose Capital Stock or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Capital Stock by, or proxy contest initiated by, the Borrower or any of its Subsidiaries; and

(ix) the Borrower shall have delivered (A) projections for the Person whose Capital Stock or assets are proposed to be acquired, (B) updated pro forma Projections for the Borrower and its Subsidiaries evidencing compliance on a pro forma basis with Section 6.03 for the 12 calendar months following the date of such Acquisition (on a quarter-by-quarter basis), in form and content reasonably acceptable to Administrative Agent and (C) an update to the Disclosure Schedule and to the schedules of each of the other Loan Documents solely with respect to such Acquisition (to the extent not prohibited by the terms hereof and thereof), as applicable; provided, that (x) in no event may the Disclosure Schedule or any other schedule to the other Loan Documents be updated in a manner that would reflect or evidence a Default or Event of Default and (y) any determination of Adjusted Consolidated EBITDA of the Borrower and its Subsidiaries for such 12 calendar month period shall include only such post-acquisition cost saving adjustments which are mutually agreed upon by the Borrower and the Administrative Agent.

“Permitted Dispositions” means:

(i) sales or other dispositions of Inventory to buyers in the ordinary course of business;

(ii) sales or other dispositions of obsolete, excess or worn-out equipment in the ordinary course of business; provided that the Net Cash Proceeds of such Dispositions shall not exceed $100,000 in the aggregate in any twelve-month period;

(iii) sales or other dispositions of other property or assets (other than Capital Stock of the Borrower or its Subsidiaries) for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions shall not exceed $500,000 in the aggregate in any twelve-month period;

(iv) the use or transfer of money or Cash Equivalents by the Borrower and its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(v) the licensing by the Borrower and its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business for a license fee or other consideration that is not less than fair market value;

(vi) the granting of leases or subleases to other Persons not materially interfering with the conduct of business of any Loan Party or its Subsidiaries;

(vii) the sale or other disposition of Accounts Receivable in connection with the collection or compromise thereof in the ordinary course of business and in a manner not inconsistent with the provisions of this Agreement (excluding any securitization or factoring or similar transactions);

(viii) the sale or other disposition of assets (other than Capital Stock of the Borrower or its Subsidiaries) from any Subsidiary of the Borrower to the Borrower or a Guarantor;

(ix) the sale or other disposition of assets (other than Capital Stock of the Borrower or its Subsidiaries) from any Subsidiary of the Borrower that is not a Guarantor to the Borrower or any of its Subsidiaries;

(x) the settlement, release or surrender of tort or other litigation claims held by Borrower or its Subsidiaries in good faith and in the ordinary course of business; provided that amount of such claims that are settled, released, or surrendered for cash shall not exceed $500,000 per occurrence or $1,000,000 in the aggregate in any twelve-month period (excluding any claims settled pursuant to the IGT Asset Purchase Agreement referred to in clause (xii) below); or

(xi) the sale and/or licensing to IGT of the rights described in the IGT Asset Purchase Agreement, including the “Assigned Intellectual Property” (as defined therein), but only to the extent that the sale or licensing to IGT of the rights described in the Asset Purchase Agreement could not reasonably be expected to materially and negatively impact the Loan Parties’ and their Subsidiaries’ other intellectual property rights or Collateral or result in a Material Adverse Affect.

“Permitted Indebtedness” means:

(i) any Indebtedness owing to Administrative Agent or any Lender under this Agreement and the other Loan Documents;

(ii) Indebtedness listed in Section 6.02(b) of the Disclosure Schedule, and any Permitted Refinancing thereof (other than the Senior Secured Notes);

(iii) Indebtedness evidenced by Capitalized Lease Obligations made by the Loan Parties or their Subsidiaries in accordance with the provisions of Section 6.02(g), provided that the aggregate amount of such Indebtedness shall not exceed $250,000 at any time;

(iv) purchase money Indebtedness incurred to enable a Loan Party or any of its Subsidiaries to acquire equipment in the ordinary course of its business, provided that the aggregate amount of such Indebtedness shall not exceed $250,000 at any time;

(v) Indebtedness permitted under Section 6.02(e);

(vi) Indebtedness of the Borrower or any of its Subsidiaries under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;

(vii) Indebtedness owed by one Loan Party to another Loan Party so long as the making of the investment by the Loan Party that is acting as the lender is permitted hereunder;

(viii) Subordinated Debt;

(ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument and consisting of obligations in respect of cash management services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts arising in the ordinary course of business; provided that any such Indebtedness is extinguished within 5 Business Days of its incurrence; and

(x) Indebtedness in respect of letters of credit obtained by any Loan Parties in the ordinary course of business in connection with any lease to which such Loan Party is a party; provided that the aggregate amount of such Indebtedness shall not exceed $250,000 at any time.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s;

(iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.

“Permitted Liens” means:

(i) Liens securing the Obligations;

(ii) Liens for taxes, assessments, levies, and governmental charges the payment of which is not required under Section 6.01(c);

(iii) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising (provided they are subordinate to Administrative Agent’s Liens on Collateral) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(iv) Liens described in Section 6.02(a) of the Disclosure Schedule, but not the extension of coverage thereof to other property or assets;

(v) Liens arising under Capitalized Leases or securing purchase money Indebtedness permitted under the definition of Permitted Indebtedness; provided, however, that (A) no such Lien shall extend to or cover any other property or assets of any Loan Party or any of its Subsidiaries, and (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the fair market value or the cost of the property so held or acquired;

(vi) deposits and pledges of cash securing (A) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (B) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (C) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(vii) easements, rights of way, municipal and zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(viii) leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix) precautionary financing statement filings regarding operating leases;

(x) Liens arising out of the existence of judgments or awards not giving rise to an Event of Default;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii) Liens securing refinancing Indebtedness permitted to be incurred hereunder; provided, that such Liens do not extend to any property or assets other than the property or assets that served as collateral for the refinanced Indebtedness;

(xiii) Liens securing Indebtedness permitted under clause (viii) or (x) of the definition of “Permitted Indebtedness”;

(xiv) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, and liens in favor of depository banks or securities intermediaries to secure customary fees and expenses;

(xv) interests of lessors under operating leases or interests or title of a licensor in the property subject to a license that is expressly permitted by this Agreement; and

(xvi) licenses by Borrower or any of its Subsidiaries of patents, trademarks, copyrights, or other intellectual property rights in connection with a Disposition expressly permitted by clause (v) of the definition of “Permitted Dispositions”.

“Permitted Refinancing” means any extension, refinancing, or modification of any Indebtedness; provided that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and their Subsidiaries and the Lenders than the terms of the Indebtedness being extended, refinanced or modified, (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification plus accrued interest thereon and the fees incurred in connection with the extension, refinancing, or modification, (iii) such extension, refinancing or modification does not result in an increase in the interest rate with respect to the Indebtedness so extended, refinanced, or modified, (iv) such extension, refinancing or modification does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, or modified, or in the case of the IGT Subordinated Debt, a maturity date earlier than the maturity date of the IGT Subordinated Debt, (v) if the Indebtedness that is extended, refinanced, or modified was subordinated in right of payment to the Obligations, then the terms and conditions of the extension, refinancing, or modification must include subordination terms and conditions that are at least as favorable to Administrative Agent and the Lenders as those that were applicable to the extended, refinanced, or modified Indebtedness, (vi) the covenants and events of default of the

Indebtedness that is extended, refinanced or modified are not less favorable to the Loan Parties, Administrative Agent or the Lenders than the terms and conditions of the Indebtedness being extended, refinanced, or modified, and (vii) the Indebtedness that is extended, refinanced, or modified is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was extended, refinanced, or modified.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 5.00%, or, if a rate of interest is not otherwise in effect, interest at the rate specified herein for the Revolving Loans prior to the Event of Default plus 5.00%.

“Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Pro Rata Shares” means, with respect to any Lender, a Lender’s Revolving Pro Rata Share or Term Pro Rata Share, as the context may require.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 6 months after the Final Maturity Date, or, on or before the date that is less than 6 months after the Final Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries, provided that at least 67% of the aggregate amount of such unrestricted cash and Cash Equivalents shall be on deposit with banks, or in securities accounts with securities intermediaries, or any combination thereof and subject to a control agreement in favor of Administrative Agent and upon which Administrative Agent has a perfected first priority Lien.

“Reference Rate” means the greater of (i) the rate of interest reported as the prime rate in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and (ii) 5.00%. The Reference Rate shall be set on the Initial Funding Date and reset once per month on the first Business Day of each month. If The Wall Street Journal does not then or ceases to report such a prime rate, the Reference Rate shall thereafter be determined by such alternate method as may be reasonably selected by Administrative Agent.

“Register” has the meaning specified therefor in Section 11.07(d).

“Registered Loan” has the meaning specified therefore in Section 11.07(d).

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Initial Funding Date between Private Equity Management Group Financial Corporation and the Borrower.

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Reinvestment Eligible Funds” means (a) Net Cash Proceeds which, but for the application of Section 2.06(d), would be required to be used to prepay the Loans pursuant to Section 2.06(c)(iii) or (b) Extraordinary Receipts consisting of insurance or condemnation proceeds paid as the result of loss, destruction, casualty, condemnation or expropriation which, but for the application of Section 2.06(d), would be required to be used to prepay the Loans pursuant to Section 2.06(c)(v).

“Reinvestment Notice” has the meaning specified therefor in Section 2.06(d).

“Related Fund” means a fund, money market account, investment account or other account managed by a Lender or an Affiliate of such Lender or its investment manager.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. § 9601.

“Renewal Fee” has the meaning specified therefor in Section 2.07(c).

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Total Pro Rata Shares aggregate more than 50%.

“Required Library” means, as of any date of determination, the set or collection of copyrights in the source code (excluding manuals or other similar documentation) for the software owned or exclusively licensed by any Loan Party which software generated not less than 90% of the aggregate amount of current revenues attributable to software owned or exclusively licensed by any Loan Party during the 12 month period immediately preceding the date of determination. For purposes of copyright registration such Required Library shall include all a.x releases of the software programs that comprise the Required Library.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule 1.01 hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” and “Revolving Loans” have the meaning specified therefor in Section 2.01(a).

“Revolving Maturity Date” means the earliest of (i) the third anniversary of the Initial Funding Date, and (ii) the date on which all or any portion of the Obligations shall become due and payable pursuant to the terms of Section 8.01.

“Revolving Pro Rata Share” means the percentage obtained by dividing (A) such Lender’s Revolving Credit Commitment, by (B) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Administrative Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Administrative Agent Advances).

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Securities” means (i) the shares of Borrower’s common stock issuable on the Initial Funding Date or thereafter as “Additional Shares,” in each case pursuant to the Common Stock and Warrant Purchase Agreement, (ii) the Warrant, and (iii) the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Senior Debt Service Coverage Ratio” means, at any date of determination, the ratio of:

(a) (i) Adjusted Consolidated EBITDA, less (ii) the aggregate amount of all cash Capital Expenditures for the maintenance, repair, restoration or refurbishment of Borrower’s or its Subsidiaries’ properties, less (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash; to

(b) the sum of (i) Senior Interest Charges, and (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money (other than Subordinated Debt), but excluding any such payments to the extent refinanced through the incurrence of additional Permitted Indebtedness otherwise expressly permitted under this Agreement, in each case, of or by Borrower and its Subsidiaries for the relevant Measurement Period.

“Senior Interest Charges” means, as of each date of determination, the sum of cash paid or payable for (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with (i) borrowed money (including capitalized interest) other than Subordinated Debt and (ii) in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Borrower and its Subsidiaries on a consolidated basis for the relevant Measurement Period.

“Senior Secured Notes” means the 11.875% Senior Secured Notes due 2008 issued by the Borrower pursuant to the Indenture.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person, (iii) such Person reasonably expects to be able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature taking into account the timing and amounts of cash to be received by it or any of its Subsidiaries (considering all financing alternatives and potential asset sales reasonably available to such Person) and the timing and amounts of cash to be payable on in respect of its debts and liabilities, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Source Code Escrow Agreement” has the meaning specified therefor in the Borrower Security Agreement and the Guarantor Security Agreement.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Stock Acquisition” means the purchase or other acquisition by the Borrower or any of its wholly-owned Subsidiaries of all of the Capital Stock (by merger, stock purchase or otherwise) of any other Person.

“Subordinated Debt” means Indebtedness of the Borrower that is on terms and conditions (including payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to Administrative Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of the Borrower under the Loan Documents by the execution and delivery of a subordination agreement, in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders, including, without limitation, the IGT Subordinated Debt.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Taxes” has the meaning specified therefor in Section 2.08(a).

“Term Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans to the Borrower on the Initial Funding Date in the amount set forth opposite such Lender’s name in Schedule 1.01 hereto.

“Term Loan” and “Term Loans” have the meaning specified therefor in Section 2.02.

“Term Maturity Date” means the earliest of (i) the second anniversary of the Initial Funding Date, as the same may be extended pursuant to Section 2.09, and (ii) the date on which all or any portion of the Obligations shall become due and payable pursuant to the terms of Section 8.01.

“Term Pro Rata Share” means the percentage obtained by dividing (A) the aggregate unpaid principal amount of such Lender’s Term Loans, by (B) the aggregate unpaid principal amount of all Term Loans.

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to Administrative Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to Administrative Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to Administrative Agent, delivered to Administrative Agent.

“Total Debt Service Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Adjusted Consolidated EBITDA, less (ii) the aggregate amount of all cash Capital Expenditures for the maintenance, repair, restoration or refurbishment of Borrower’s or its Subsidiaries’ properties, less (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash to (b) the sum of (i) Consolidated Interest Charges, and (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Permitted Indebtedness otherwise expressly permitted under this Agreement, in each case, of or by Borrower and its Subsidiaries for the relevant Measurement Period.

“Total Pro Rata Share” means the percentage obtained by dividing (A) such Lender’s Revolving Credit Commitment and the aggregate unpaid principal amount of such Lender’s Term Loans by (B) the Total Revolving Credit Commitment and the aggregate unpaid principal amount of all Term Loans, provided, that, to the extent the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans and Term Loans (including Administrative Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans and Term Loans (including Administrative Agent Advances).

“Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments, which amount is $12,500,000 as of the Initial Funding Date.

“Total Term Commitment” means the sum of the amounts of the Lenders’ Term Commitments, which amount is $15,000,000 as of the Initial Funding Date.

“Transferee” has the meaning specified therefor in Section 2.08(a).

“Unused Line Fee” has the meaning specified therefor in Section 2.07(b).

“WARN” has the meaning specified therefor in Section 5.01(w).

“Warrant” means that certain Warrant dated as of the Initial Funding Date, evidencing the right of Private Equity Management Group Financial Corporation to purchase certain shares of common Capital Stock of the Borrower, in substantially the same form as attached hereto as Exhibit E.

“Warrant Shares” means the shares of common Capital Stock issuable upon exercise of the Warrant.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require,

any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” whether or not so expressly stated in each such instance and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References in this Agreement to “determination” by Administrative Agent include estimates honestly made by Administrative Agent (in the case of quantitative determinations) and beliefs honestly held by Administrative Agent (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Code and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Pacific Standard Time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to Administrative Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Revolving Credit Commitments.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower at any time and from time to time from the Initial Funding Date to the Revolving Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the lesser of (A) the amount of such Lender’s Revolving Credit Commitment, and (B) the amount of such Lender’s Revolving Pro Rata Share of the then extant Borrowing Base.

(b) Notwithstanding the foregoing, the aggregate principal amount of Revolving Loans outstanding at any time to the Borrower shall not exceed the lower of (A) the Total Revolving Credit Commitment and (B) the then current Borrowing Base. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Revolving Maturity Date. Within the foregoing limits, the Borrower may borrow, repay and reborrow the Revolving Loans, on or after the Initial Funding Date and prior to the Revolving Maturity Date, subject to the terms, provisions and limitations set forth herein.

Section 2.02 Term Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to a single loan (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower on the Initial Funding Date in an amount not to exceed such Lender’s Term Commitment. Amounts borrowed under this Section 2.02 and repaid or prepaid may not be reborrowed.

Section 2.03 Making the Loans.

(a) The Borrower shall give Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit C hereto (a “Notice of Borrowing”)), not later than 11:00 a.m. on the date which is 3 Business Days prior to the date of the proposed Loan (or such shorter period as Administrative Agent is willing, in its sole discretion, to accommodate from time to time). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loans, (ii) whether the proposed Loans are to be made under the Revolving Credit Commitments or Term Commitments and (iii) the proposed borrowing date, which must be a Business Day. Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to Administrative Agent). The Borrower hereby waives the right to dispute Administrative Agent’s record of the terms of any such telephonic Notice of Borrowing. Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request Loans on behalf of the Borrower until Administrative Agent receives written notice to the contrary. Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.03 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. Each Loan shall be made in a minimum amount of $1,000,000 and shall be in integral multiples of $100,000 in excess thereof.

(c)    (i) Except as otherwise provided in this Section 2.03(c), all Loans under this Agreement shall be made by the applicable Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment or Total Term Commitment, as applicable, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, Administrative Agent and the Lenders, the Borrower, Administrative Agent and the Lenders agree that Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize Administrative Agent to, fund, on behalf of the Lenders with a Revolving Credit Commitment, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.03(d); provided, however, that (a) Administrative Agent shall in no event fund any such Revolving Loans if Administrative Agent shall have received written notice from Administrative Agent or the Required Lenders prior to the time of the proposed Revolving Loans that one or more of the conditions precedent contained in Section 4.03 will not be satisfied at the time of the proposed Revolving Loans, and (b) Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 4.03 have been satisfied. If the Borrower gives a Notice of Borrowing requesting Revolving Loans and Administrative Agent elects not to fund such Revolving Loans on behalf of the Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loans, Administrative Agent shall notify each Lender of the specifics of the requested Revolving Loans and that it will not fund the requested Revolving Loans on behalf of the Lenders. If Administrative Agent notifies the Lenders that it will not fund the requested Revolving Loans on behalf of such Lenders, each Lender shall make its Revolving Pro Rata Share of the requested Revolving Loans available to Administrative Agent, in immediately available funds, at the Payment Office no later than 12:00 p.m. on the date of the proposed Revolving Loans. Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loans by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by Administrative Agent at the Payment Office or the amount funded by Administrative Agent on behalf of Lenders to be deposited in an account designated by the Borrower.

(iii) If Administrative Agent has notified the Lenders that Administrative Agent, on behalf of such Lenders, will fund particular Revolving Loans pursuant to Section 2.03(c)(ii), Administrative Agent may assume that each such Lender has made its Revolving Pro Rata Shares of such requested Revolving Loans available to Administrative Agent on such day and Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to Administrative Agent by any such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Lender has not paid such corresponding amount to Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by Administrative Agent for its own account. Upon any such failure by a Lender to pay Administrative Agent, Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to Administrative Agent for its own account.

(iv) Nothing in this Section 2.03(c) shall be deemed to relieve any Lender from its obligations to fulfill its Revolving Credit Commitment or Term Commitment hereunder or to prejudice any rights that Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(d) With respect to all periods for which Administrative Agent has funded Revolving Loans pursuant to Section 2.03(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), Administrative Agent shall notify each Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Lender’s initial funding), each Lender shall promptly (and in any event not later than 11:00 a.m.) make available to Administrative Agent its Revolving Pro Rata

Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, Administrative Agent shall promptly pay over to each Lender its Revolving Pro Rata Share of the difference in immediately available funds. In addition, if Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which Administrative Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Lender shall promptly remit to Administrative Agent or, as the case may be, Administrative Agent shall promptly remit to each Lender, sufficient funds to adjust the interests of the Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Lender’s interest in the then outstanding Revolving Loans will be equal to its Revolving Pro Rata Share thereof. The obligations of Administrative Agent and each Lender under this Section 2.03(d) shall be absolute and unconditional. Each Lender shall only be entitled to receive interest on its Revolving Pro Rata Share of the Revolving Loans which have been funded by such Lender.

(e) In the event that any Lender fails to make any payment required to be made by it pursuant to Section 2.03(d), Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Lender has not paid such corresponding amount to Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by Administrative Agent for its own account. Upon any such failure by a Lender to pay Administrative Agent, Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to Administrative Agent for its own account. Nothing in this Section 2.03(e) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.04 Repayment of the Loans; Evidence of Debt.

(a) The outstanding principal of all Revolving Loans shall be due and payable on the Revolving Maturity Date.

(b) The Borrower shall repay to the Lenders the aggregate principal amount of the Term Loans in monthly installments of $312,500, commencing on the first anniversary of the Initial Funding Date and continuing on the first Business Day of each month thereafter; provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Term Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Loans made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section 2.04 shall be conclusive evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request the Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by Administrative Agent and reasonably satisfactory to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.05 Interest.

(a) Revolving Loans. Each Revolving Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such Revolving Loan until the date on which such principal amount is repaid in accordance herewith, at a variable rate per annum equal to the Reference Rate plus 4.50%.

(b) Term Loans. Each Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such Term Loan until the date on which such principal amount is repaid in accordance herewith, at a fixed rate per annum equal to 10%.

(c) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, the Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) Interest Payment in respect of the Loans. Interest on each Loan shall be payable monthly, in arrears, on the first Business Day of each month, commencing on the first Business Day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise); provided, however, that interest accruing at the Post-Default Rate shall be payable on demand. The Borrower hereby authorizes Administrative Agent to, and Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 3.02 with the amount of any interest payment due hereunder.

(e) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.06 Reduction of Commitments; Prepayment of Loans.

(a) Reduction of Commitments.

(i) The Total Revolving Credit Commitment shall terminate on the Revolving Maturity Date. Borrower shall pay, on the Revolving Maturity Date, any Applicable Prepayment Premium in connection with such reduction of the Total Revolving Credit Commitment.

(ii) The Borrower may reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, and (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.03. Each such reduction shall be in an amount which is an integral multiple of $1,000,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $1,000,000), shall be made by providing not less than 5 Business Days prior written notice to the Administrative Agent, shall be irrevocable and shall be accompanied by the payment of the Applicable Prepayment Premium. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Revolving Pro Rata Share thereof.

(iii) The Total Term Commitments shall be automatically and permanently reduced to zero on the date the Term Loans are made.

(b) Optional Prepayment.

(i) Revolving Loans. The Borrower may prepay without penalty or premium the principal of any Revolving Loan, in whole or in part.

(ii) Term Loans. The Borrower may prepay the principal of any Term Loan, in whole or in part, provided such prepayment is accompanied by the payment of the Applicable Prepayment Premium.

(c) Mandatory Prepayment.

(i) The Borrower will immediately prepay the Revolving Loans, without penalty or premium, at any time when the aggregate principal amount of all Revolving Loans exceeds the lesser of (A) the Total Revolving Credit Commitment, and (B) the Borrowing Base, to the full extent of any such excess. On each day a Revolving Loan is requested hereunder, the Borrower shall hereby be deemed to represent and warrant to Administrative Agent and the Lenders that the Borrowing Base calculated as of such day equals or exceeds the aggregate principal amount of all Revolving Loans outstanding on such day (after giving effect to such proposed Revolving Loan).

(ii) Within five Business Days after financial statements have been delivered pursuant to Section 6.01(a)(ii) and the related compliance certificate has been delivered pursuant to Section 6.01(a)(iv), at Administrative Agent’s request the Borrower shall prepay, without penalty or premium, an aggregate principal amount of Loans not to exceed 25% of Excess Cash Flow for the Fiscal Year covered by such financial statements.

(iii)(A) Immediately upon receipt of any proceeds of any Disposition by any Loan Party or its Subsidiaries other than a Permitted Disposition, the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition and (B) immediately upon receipt of proceeds of any Disposition permitted pursuant to clause (iii) of the definition of Permitted Disposition in an aggregate amount greater than $250,000 but less than or equal to $500,000, the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to 50% of the Net Cash Proceeds received by such Person in connection with such Disposition, in each case together with any Applicable Prepayment Premium in respect thereof. Nothing contained in this clause (iii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than a Permitted Disposition.

(iv) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than any Permitted Indebtedness), or the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock (other than sales or issuances of Capital Stock permitted pursuant to Section 6.02(c)), the Borrower shall prepay the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith, together with any Applicable Prepayment Premium in respect thereof. The provisions of this subsection (iv) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(v) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay, without penalty or premium, the outstanding principal of the Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses (including reasonable attorneys fees and costs and other litigation expenses) incurred in collecting such Extraordinary Receipts.

Notwithstanding the foregoing, with respect to any prepayment of the Loans pursuant to Sections 2.06(c)(ii), (iii), (iv) and (v), any Lender, at its option, may elect not to accept such prepayment. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice of the same to the Administrative Agent no later than the Business Day immediately preceding the prepayment date. On the prepayment date, an amount equal to each Declining Lender’s portion of the prepayment amount shall be used to prepay, in accordance to Section 2.06(d), the Loans owing to the Lenders that have not declined such prepayment.

(d) Application of Payments.

(i) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.06 (other than prepayments made pursuant to Sections 2.06(b)(i) or (c)(i), which shall be applied to the Revolving Loans in accordance with clause (ii) of this Section 2.06(d)) shall be applied, first, ratably to the outstanding Term Loans and to the principal repayment installments thereof in inverse order of maturity and, second, to the Revolving Loans in the manner set forth in clause (ii) of this Section 2.06(d).

(ii) Each prepayment of the Revolving Loans pursuant to this Section 2.06 shall be applied ratably to the outstanding Revolving Loans without reducing the Total Revolving Credit Commitment.

(iii) Reinvestment Option. The foregoing provisions of this Section 2.06(d) to the contrary notwithstanding, Borrower shall not be required to make a prepayment otherwise required pursuant to Section 2.06(c)(iii) or Section 2.06(c)(v) with Reinvestment Eligible Funds so long as: (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Reinvestment Eligible Funds or on the date such amounts are to be released to Borrower pursuant to this Section 2.06(d), (B) the Borrower delivers a notice (a “Reinvestment Notice”) on or prior to the date that the applicable Person receives the monies constituting such Reinvestment Eligible Funds notifying Administrative Agent of the intent of the applicable Person to use such Reinvestment Eligible Funds (1) to repair, restore, or replace the assets that were the subject of the Disposition, casualty or condemnation giving rise to such amounts with assets of equal or greater fair market value which will be useful in the conduct of their business in accordance with past practice, (2) within the period specified in such notice, which period shall not to exceed the earlier of (x) 180 days after the receipt of such Reinvestment Eligible Funds by the applicable Loan Party or its Subsidiary and (y) the Final Maturity Date, and

(C) pending the reinvestment described in clause (B)(1) above, such Reinvestment Eligible Funds are deposited in a cash collateral account over which Administrative Agent (on behalf of the Lenders) has a perfected first-priority Lien. If all or any portion of such Reinvestment Eligible Funds are not used in accordance with the preceding sentence within the period specified in the Reinvestment Notice, the remaining portion shall be applied to the Loans on the last day of such specified period in accordance with Section 2.06(d)(i).

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.06 shall be accompanied by the payment of accrued interest on the principal amount being prepaid to the date of prepayment together with any Applicable Prepayment Premium in respect thereof, and if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.07.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.06, payments with respect to any subsection of this Section 2.06 are in addition to payments made or required to be made under any other subsection of this Section 2.06.

Section 2.07 Fees.

(a) Fee Letter. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) Unused Line Fee. From and after the Effective Date and through the Revolving Maturity Date, the Borrower shall pay to Administrative Agent for the account of the Lenders, in accordance with their Revolving Pro Rata Shares, an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum of 0.5% times the daily amount by which the Total Revolving Credit Commitment exceeds the outstanding principal amount of all Revolving Loans. The Unused Line Fee shall be due and payable monthly in arrears on the first Business Day of each calendar month commencing September 1, 2008, and on the Revolving Maturity Date.

(c) Renewal Fee. On each anniversary of the Effective Date occurring prior to the Revolving Maturity Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with their respective Revolving Pro Rata Shares, a non-refundable revolver renewal fee (the “Renewal Fee”) equal to $125,000.

Section 2.08 Taxes.

(a) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of

Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to Administrative Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) Administrative Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”). Each Loan Party shall deliver to Administrative Agent and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold Administrative Agent and each Lender harmless from and against Taxes and Other Taxes (including, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d) Each Lender that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Initial Funding Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 11.07 after the Initial Funding Date, promptly after the date upon which such Lender becomes a party hereto) deliver to Administrative Agent (or, in the case of a participant, to the Lender granting the participation only) a properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the IRC, such Non-U.S. Lender hereby represents to Administrative Agent and the Borrower that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the IRC, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the IRC) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the IRC), and such Non-U.S. Lender agrees that it shall promptly notify Administrative Agent, the assigning Lender or the Lender granting a participation, as applicable, in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from Administrative Agent, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.08(d) that such Non-U.S. Lender is not legally able to deliver.

(e) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.08 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

(f) The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.09 Extension of Term Maturity Date.

(a) Extension of Term Maturity Date. At any time not earlier than 60 days and not later than 15 days prior to the Term Maturity Date, the Borrower may request by notice to Administrative Agent (who shall promptly notify the Lenders) (a “Request for Extension of Term Maturity Date”) that the Term Maturity Date be extended once by one year in accordance with this Section. Upon timely receipt by Administrative Agent of a Request for Extension of Term Maturity Date and the satisfaction of the following conditions precedent in a manner satisfactory to Administrative Agent, the Term Maturity Date shall be extended for one year:

(i) Borrower shall have delivered to Administrative Agent a certificate of each Loan Party dated as of the Term Maturity Date duly executed by an Authorized Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct on and as of the Term Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default or Event of Default exists;

(ii) No Default or Event of Default shall have occurred and be continuing as the Term Maturity Date; and

(iii) Borrower shall have paid to Administrative Agent, for the benefit of the Lenders in accordance with their Term Pro Rata Shares, an extension fee equal to 1.00% of the then outstanding principal amount of the Term Loans.

ARTICLE III

FEES, PAYMENTS AND OTHER COMPENSATION

Section 3.01 Audit and Collateral Monitoring Fees. The Borrower acknowledges that pursuant to Section 6.01(f), representatives of Administrative Agent may visit any Loan Party or its Subsidiaries or conduct audits, inspections or field examinations of any Loan Party or its Subsidiaries and valuations or appraisals of any or all of the Collateral or business or enterprise valuations of the Loan Parties or their Subsidiaries at any time, from time to time. So long as no Default or Event of Default shall have occurred and be continuing, such audits, inspections and examinations will be at reasonable times and in reasonable intervals, in a manner so as to not unduly disrupt the business of such Loan Party or its Subsidiaries, and if an Event of Default shall have occurred and be continuing, such access shall not be limited. The Borrower agrees to pay (i) all actual out-of-pocket costs and expenses (including, without limitation, traveling expenses) incurred in connection with all such visits, audits, inspections, valuations, and field examinations and (ii) the reasonable cost of all audits, appraisals and business valuations (including enterprise valuation appraisals) conducted by third party auditors or appraisers on behalf of Administrative Agent.

Section 3.02 Payments; Computations and Statements.

(a) The Borrower will make each payment under this Agreement not later than 9:00 a.m. on the day when due, in lawful money of the United States of America and in immediately available funds, to Administrative Agent’s Account. All payments received by Administrative Agent after 9:00 a.m. on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to Administrative Agent and the Lenders. Except as provided in Section 2.03, after receipt, Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorize Administrative Agent to, and Administrative Agent shall, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Each of the Lenders and the Borrower agrees that Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 4.03 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Loan hereunder made by the Lenders to the Borrower, funded by Administrative Agent on behalf of the Lenders and shall be payable on demand. The Lenders and the Borrower confirm that any charges which Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at Administrative Agent’s discretion. Whenever any payment to be made under any Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of the Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans during such month, the amount of charges to the Loan Account, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and shall be final and conclusive absent manifest error.

Section 3.03 Sharing of Payments, Etc. Except as provided in Section 2.03 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 3.04 Apportionment of Payments. Subject to Section 2.03 hereof and to any written agreement among Administrative Agent or the Lenders:

(a) All payments of principal and interest in respect of the outstanding Loans, all payments of fees (other than any amounts payable under the Fee Letter, the audit and collateral monitoring fees provided for in Section 3.01, and any other amounts payable in respect of the Securities) and all other payments in respect of any other Obligations, shall be allocated by Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of the Obligations as designated by the Person making payment when the payment is made and the Borrower shall not be liable for any error by Administrative Agent in such regard.

(b) After the occurrence and during the continuance of an Event of Default, Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, to pay the Obligations consisting of any fees, expense reimbursements, indemnities and other amounts then due to Administrative Agent until paid in full; (ii) second, to pay interest due in respect of Administrative Agent Advances until paid in full; (iii) third, to pay principal of Administrative Agent Advances until paid in full; (iv) fourth, ratably to pay any fees and indemnities then due to the Lenders until paid in full; (v) fifth, ratably to pay interest due in respect of the Loans until paid in full; (vi) sixth, ratably to pay principal of the Loans until paid in full, and (vii) seventh, to the ratable payment of all other Obligations then due and payable.

(c) For purposes of Section 3.04(b) (other than clause (vii) thereof), “paid in full” means with respect to any Obligations, payment of all amounts owing under the Loan Documents in respect of such Obligations, including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, specifically including in each case any of the foregoing which would accrue after the commencement of any Insolvency Proceeding irrespective of whether a claim is allowable in such Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for purposes of such clause (vii), “paid in full” means with respect to any Obligations, payment of all amounts owing under the Loan Documents in respect of such Obligations, including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, specifically including in each case any of the foregoing which would accrue after the commencement of any Insolvency Proceeding irrespective of whether a claim is allowable in such Insolvency Proceeding.

(d) In the event of a direct conflict between the priority provisions of this Section 3.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3.04 shall control and govern.

Section 3.05 Increased Costs and Reduced Return.

(a) If any Lender or Administrative Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or Administrative Agent or any Person controlling any such

Lender or Administrative Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender or Administrative Agent or any Person controlling any such Lender or Administrative Agent (in each case, whether or not having the force of law) (each, a “Change in Law”), shall (i) subject any Lender, Administrative Agent or any Person controlling any such Lender or Administrative Agent to any tax, duty or other charge with respect to this Agreement or the Loans made by such Lender or Administrative Agent or change the basis of taxation of payments to any Lender, Administrative Agent or any Person controlling any such Lender or Administrative Agent of any amounts payable hereunder (except for taxes on the overall net income of any Lender, Administrative Agent or any Person controlling any such Lender or Administrative Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against the Loans, or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender, Administrative Agent or any Person controlling any such Lender or Administrative Agent or (iii) impose on any Lender, Administrative Agent or any Person controlling any such Lender or Administrative Agent any other condition regarding this Agreement or the Loans, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Lender or Administrative Agent of making the Loans, or agreeing to make the Loans or to reduce any amount received or receivable by any Lender or Administrative Agent hereunder, then, upon demand by any such Lender or Administrative Agent, the Borrower shall pay to such Lender or Administrative Agent such additional amounts as will compensate such Lender or Administrative Agent for such increased costs or reductions in amount.

(b) If any Lender or Administrative Agent shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender, Administrative Agent or any Person controlling such Lender or Administrative Agent and any Lender or Administrative Agent determines that the amount of such capital is increased as a direct or indirect consequence of the Loans made or maintained, any Lender’s, Administrative Agent’s or any such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Lender’s or Administrative Agent’s or any such other controlling Person’s capital to a level below that which such Lender, Administrative Agent or such controlling Person could have achieved but for such circumstances as a consequence of the Loans made or maintained, or any agreement to make the Loans, or such Lender’s, Administrative Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s or Administrative Agent’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by any Lender or Administrative Agent, the Borrower shall pay to such Lender or Administrative Agent from time to time such additional amounts as will compensate such Lender or Administrative Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s or Administrative Agent’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 3.05 shall bear interest from the date that is ten (10) days after the date of demand by any Lender or Administrative Agent until payment in full to such Lender or Administrative Agent at the Reference Rate. A certificate of such Lender or Administrative Agent claiming compensation under this Section 3.05, specifying the event herein above described and the nature of such event, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s or Administrative Agent’s reasons for invoking the provisions of this Section 3.05, shall be submitted by such Lender or Administrative Agent to the Borrower and shall be final and conclusive absent manifest error.

ARTICLE IV

CONDITIONS TO THE LOANS

Section 4.01 Conditions Precedent to Effectiveness. The occurrence of the Effective Date is subject to satisfaction of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable pursuant to Sections 2.07 (including, without limitation, fees payable under the Fee Letter) and 11.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article V and in each other Loan Document, certificate or other writing delivered to Administrative Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) No Injunction, etc. There shall not be pending or threatened any action, suit, investigation, litigation or proceeding in any court or before any arbitrator or Governmental Authority (A) relating to this Agreement or the other Loan Documents or (B) that could reasonably be expected to have a material adverse effect on this Agreement or the other Loan Documents or the Loan Parties and their Subsidiaries.

(d) Delivery of Documents. Administrative Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to Administrative Agent in its sole and absolute discretion and, unless indicated otherwise, dated the Effective Date:

(i) this Agreement, duly executed by each Loan Party;

(ii) the Fee Letter, duly executed by the Borrower;

(iii) a certificate of the Secretary or Assistant Secretary (or any Authorized Officer) of each Loan Party, (A) attaching a true and correct copy of the resolutions of such Loan Party authorizing (1) the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith; (B) certifying the names and true signatures of the officers and other representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers; (C) attaching a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date by an appropriate official of the state of organization of such Loan Party; (D) attaching a true and complete copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto; (E) with respect to Borrower, certifying as to the matters set forth in Section 4.01(b), (F) with respect to the Borrower, certifying that the Material Contracts remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements; and (G) with respect to the Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing, and all other notices under this Agreement and the other Loan Documents;

(iv) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party certifying as to the subsistence in good standing of, and, for the states of Delaware and California, the payment of taxes by, such Loan Party in such states (except, in the case of the states of foreign qualification, where the failure to be so qualified or in good standing, or to pay such taxes, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect); and

(v) other than the approvals for the pledge of, or any restriction on the transfer, issuance or pledge of, or any agreement not to encumber the Capital Stock of the Gaming Subsidiaries, the Borrower shall have received all material licenses, approvals or evidence of other actions required by any Governmental Authority (including any required by any Gaming Laws) in connection with the consummation of the transactions contemplated hereby.

Section 4.02 Conditions Precedent to Initial Loans. The obligation of any Lender to make the initial Loans (or any other Person to otherwise extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the conditions precedent set forth below:

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable pursuant to Sections 2.07 (including, without limitation, fees payable under the Fee Letter) and 11.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article V and in each other Loan Document, certificate or other writing delivered to Administrative Agent or any Lender pursuant hereto or thereto on or prior to the Initial Funding Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Initial Funding Date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), (ii) no Default or Event of Default shall have occurred and be continuing on the Initial Funding Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms, and (iii) all of the information contained in the Disclosure Schedule, as updated and approved by the Administrative Agent pursuant to Section 4.02(d)(xxiii), shall be true and correct on and as of the Initial Funding Date. In addition, the Administrative Agent shall have received a certificate as to the foregoing in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion.

(c) No Injunction, etc. There shall not be pending or threatened any action, suit, investigation, litigation or proceeding in any court or before any arbitrator or Governmental Authority (A) relating to this Agreement or any other Loan Documents or (B) that could reasonably be expected to have a material adverse effect on this Agreement or any other Loan Documents or the Loan Parties or their respective Subsidiaries.

(d) Delivery of Documents. Administrative Agent shall have received on or before the Initial Funding Date the following, each in form and substance satisfactory to Administrative Agent, in its sole and absolute discretion, and, unless indicated otherwise, dated the Initial Funding Date:

(i) the Borrower Security Agreement in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion, duly executed by Borrower, and the Guarantor Security Agreement in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion, duly executed by each Guarantor;

(ii) the IGT Subordination Agreement, duly executed by IGT and acknowledged by Borrower;

(iii) the Warrant and the Common Stock and Warrant Purchase Agreement, each duly executed by the Borrower;

(iv) the Registration Rights Agreement in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion, duly executed by the Borrower;

(v) a Notice of Borrowing with respect to the initial Loans to be made on the Initial Funding Date;

(vi) a Blocked Account Agreement duly executed by each party thereto for each Blocked Account, in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion;

(vii) evidence satisfactory to Administrative Agent, in its sole and absolute discretion, that the lockbox arrangements described in Section 7.01 have been established;

(viii) a control agreement in form and substance satisfactory to Administrative Agent, in its sole and absolute discretion, with respect to each account listed in Section 5.01(s) of the Disclosure Schedule, duly executed by the applicable Loan Party and the financial institution holding such account;

(ix) appropriate financing statements duly filed (or to be filed) in such office or offices as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests purported to be created by each of the Borrower Security Agreement and the Guarantor Security Agreement, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created by the Borrower Security Agreement and the Guarantor Security Agreement has been taken, including, without limitation, such filings with the United States Patent and Trademark Office and United States Copyright Office as the Administrative Agent may require;

(x) copies of all financing statements which name any Loan Party as debtor and which are filed in the offices referred to in clause (ix) above, and the results of searches for any Liens filed against any Loan Party or any of its Subsidiaries or its property, which results, except as otherwise agreed to in writing by Administrative Agent, shall not show any such Liens and shall otherwise be satisfactory to the Administrative Agent in its sole and absolute discretion;

(xi) the original stock certificates representing all (or, 65% of the outstanding voting Capital Stock of any CFC if pledging or hypothecating more than 65% of the total outstanding voting Capital Stock of such Subsidiary could be expected to result in material adverse tax consequences to the Loan Parties as determined by the Administrative Agent in its sole and absolute discretion) of the stock of such Loan Party’s Subsidiaries (other than (x) any Gaming Subsidiary for which the original stock certificates will be delivered pursuant to Section 4.04 and (y) any Inactive Subsidiary) and all intercompany promissory notes of made in favor of all such Loan Parties, each accompanied by undated stock powers executed in blank, allonges and other instruments of transfer;

(xii) a certificate of the Secretary or Assistant Secretary (or any Authorized Officer) of the Borrower, (A) certifying as to the matters set forth in Section 4.02(b), and (B) certifying that the Material Contracts remain in full force and effect and that none of the Loan Parties or any of their Subsidiaries has breached or defaulted in any of its obligations under such agreements;

(xiii) date-downs of the certificates delivered pursuant to Section 4.01(d)(iv), as to the subsistence in good standing of, and, for the states of Delaware and California, the payment of taxes by, such Loan Party in such states (except, in the case of the states of foreign qualification, where the failure to be so qualified or in good standing, or to pay such taxes, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect);

(xiv) an opinion of (a) Cooley Godward Kronish LLP, and (b) Brownstein Hyatt Farber Schreck, LLP, each counsel to the Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and as to such matters as Administrative Agent may reasonably request;

(xv) a payoff letter, in form and substance satisfactory to Administrative Agent, in its sole and absolute discretion, executed by the Indenture Trustee setting forth the payoff amount and other conditions precedent, if any, for the payoff and release of the indebtedness and liens evidenced by the Indenture Documents and attaching copies of the releases, terminations and other documents for the release of such liens;

(xvi) a copy of the financial projections described in Section 5.01(g)(ii) hereof, which projections shall be in form and substance satisfactory to Administrative Agent in its sole and absolute discretion;

(xvii) [Intentionally Omitted];

(xviii) a certificate of the chief financial officer of the Borrower, setting forth in reasonable detail the calculations required to establish compliance, on a pro forma basis based on the most recent financial statements of the Borrower and its Subsidiaries and after giving effect to the transactions contemplated hereby, with each of the financial covenants contained in Section 6.03;

(xix) evidence of the insurance coverage required by Section 6.01 and the terms of the Borrower Security Agreement and Guarantor Security Agreement and such other insurance coverage with respect to the business and operations of the Loan Parties and their Subsidiaries as Administrative Agent may request in its sole and absolute discretion, in each case, where requested by Administrative Agent, with such endorsements as to the named insureds or loss payees thereunder as Administrative Agent may request in its sole and absolute discretion and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days prior written notice to Administrative Agent and each such named insured or loss payee (or upon 10 days prior written notice to Administrative Agent and each such named insured or loss payee in the event of termination or cancellation due to nonpayment of premium);

(xx) other than the approvals from the Mississippi Gaming Authorities and the Nevada Gaming Authorities for the pledge of, or any restriction on the transfer, issuance or pledge of, or any agreement not to encumber the Capital Stock of the Gaming Subsidiaries and any direct or intermediary holding companies thereof that are not a publicly traded corporation, the Borrower shall have received all Gaming Licenses and all other material licenses, approvals or evidence of other actions required by any Governmental Authority (including any required by any Gaming Laws) in connection with the consummation of the transactions contemplated hereby, including, without limitation, the issuance of the Warrant Shares;

(xxi) written access agreements and written subordinations or waivers (in form and substance satisfactory to Administrative Agent in its sole and absolute discretion) from the owners or lessors of the domestic locations where Collateral is located as of the Initial Funding Date;

(xxii) the Borrower shall have delivered evidence satisfactory to the Administrative Agent that (A) all Liens other than Liens specifically permitted pursuant to this Agreement have been released or, with respect to Liens securing the Senior Secured Notes, will be released and (B) appropriate terminations of the filings related to such Liens have been filed or authorized to be filed by the Administrative Agent;

(xxiii) an updated Disclosure Schedule, which shall be in form and substance satisfactory to Administrative Agent in its sole and absolute discretion;

(xxiv) each foreign Subsidiary of the Borrower existing as of the Initial Funding Date (each an “Existing Foreign Subsidiary”) shall have executed (A) a Guaranty guaranteeing the Obligations, (B) the Guarantor Security Agreement, together with (x) if such Existing Foreign Subsidiary has any Domestic Subsidiaries, (I) certificates (if any) evidencing all of the Capital Stock of such Subsidiary owned by such Existing Foreign Subsidiary, (II) undated stock powers executed in blank, and (III) such opinions of counsel and such approving certificate of such Subsidiary as Administrative Agent may request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (y) if such Existing Foreign Subsidiary has any first-tier Subsidiaries that are CFCs, (I) certificates (if any) evidencing all (or, 65% of the outstanding voting Capital Stock of such Subsidiary if pledging or hypothecating more than 65% of the total outstanding voting Capital Stock of such Subsidiary reasonably could be expected to result in material adverse tax consequences to the Loan Parties) of the outstanding voting Capital Stock of such Subsidiary, (II) undated stock powers executed in blank with signature guaranteed, and (III) such opinions of counsel and such approving certificate of such Subsidiary as Administrative Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (C) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by Administrative Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by the Guarantor Security Agreement, or otherwise to effect the intent that such Existing Foreign Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Existing Foreign Subsidiary shall become Collateral for the Obligations; provided that the foregoing Guaranty and Guarantor Security Agreement shall not be required to be provided to Administrative Agent with respect to any Existing Foreign Subsidiary if it is determined by the Administrative Agent, in its sole and absolute discretion, that such documents would result in material adverse tax consequences to the Loan Parties; and

(xxv) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to Administrative Agent in form and substance, and as Administrative Agent may request in its sole and absolute discretion.

(e) Material Adverse Effect. Administrative Agent shall have determined, in its sole judgment, that (i) no event or development shall have occurred since December 31, 2007 which could reasonably be expected to result in a Material Adverse Effect and (ii) no material adverse development in the economic or financial market conditions has occurred since the Effective Date.

(f) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be reasonably satisfactory to Administrative Agent and its counsel, and Administrative Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as Administrative Agent or such counsel may reasonably request.

(g) Management Reference Checks. Administrative Agent shall have received reasonably satisfactory reference checks for key management of each Loan Party and its Subsidiaries.

(h) Due Diligence. Administrative Agent shall have completed its business and legal due diligence with respect to each Loan Party and its Subsidiaries and the results thereof shall be reasonably acceptable to Administrative Agent, in its sole and absolute discretion.

(i) IGT Subordinated Debt; IGT Asset Purchase Agreement. Administrative Agent shall have received true and complete copies of the IGT Subordinated Debt Documents and the IGT Asset Purchase Agreement, which documents shall be in form and substance satisfactory to Administrative Agent in its sole and absolute discretion, and Borrower shall have received, or concurrently with the making of the initial Loans hereunder shall receive, the net proceeds of the IGT Subordinated Debt, which shall be in an amount not less than $15,000,000.

(j) Opening Liquidity. On the Initial Funding Date (after giving effect to all Loans to be made on, and the transactions contemplated to close on, the Initial Funding Date, including, without limitation, repayment of Indebtedness under the Indenture Documents and incurrence of the IGT Subordinated Debt), Liquidity shall not be less than $8,500,000. The Borrower shall deliver to Administrative Agent a certificate of the chief financial officer of the Borrower certifying as to the calculation of Liquidity on the Initial Funding Date.

(k) Common Shares. On the Initial Funding Date, Borrower shall have issued to Private Equity Management Group Financial Corporation or its designated Affiliate 1,000,000 shares of Borrower’s common stock at no additional cost and not in exchange for any payment of cash or property.

(l) Nasdaq Exception. The Borrower’s application for an exception to the shareholder approval requirements contained in Section 4350(i)(l)(D)(ii) of The Nasdaq Stock Market Marketplace Rules shall have been approved on terms and conditions acceptable to the Administrative Agent in its sole and absolute discretion, and shall be in full force and effect.

(m) Initial Funding Date. The Initial Funding Date shall have occurred on or prior to August 15, 2008.

(n) Covenants. There shall not have been any breach of any covenant set forth in Section 6.01 or 6.02 of this Agreement during the period between the Effective Date and the Initial Funding Date.

Section 4.03 Conditions Precedent to Subsequent Loans. The obligation of Administrative Agent or any Lender to make any Loan is subject to the fulfillment of each of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including Sections 2.07 (including, without limitation, fees payable under the Fee Letter) and 11.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower’s acceptance of the proceeds of such Loan shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in Article V and in each other Loan Document, certificate or other writing delivered to Administrative Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan (except to the extent that any such representations or warranties expressly relate solely to an earlier date) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date as though made on and as of such date, and (ii) at the time of and after giving effect to the making of such Loans and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loans to be made on such date.

(c) Legality. The making of such Loans shall not contravene any law, rule or regulation applicable to Administrative Agent or any Lender.

(d) Notices. Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.03.

(e) Borrowing Base Certificate. With respect to each request for Revolving Loans, Administrative Agent shall have received a Borrowing Base Certificate recalculating the Borrowing Base set forth in the last Borrowing Base Certificate required to be delivered by the Borrower pursuant to Section 6.01(a)(vi) to adjust for (i) new invoices and collections received through the close of business on the last Business Day prior to the day on which the requested Revolving Loans are to be funded, and (ii) such other adjustments as the Administrative Agent may request, supported by schedules showing the derivation thereof and containing such detail and other information as Administrative Agent may request from time to time.

Section 4.04 Conditions Subsequent to the Effectiveness of this Agreement. Each of the following constitute conditions subsequent to the effectiveness of this Agreement (the failure by the Borrower to perform or cause to be performed such conditions subsequent constituting an immediate Event of Default):

(a) Within 180 days after the Initial Funding Date, the Borrower shall have received all necessary consents or approvals of the Mississippi Gaming Authorities to permit (i) the pledges of the Capital Stock of MGC, Inc. and any direct or indirect intermediary holding companies thereof that are not a publicly traded corporation, and (ii) the restrictive covenants stated herein or in any Loan Document relating to the restrictions on transfer and agreement not to encumber the equity securities issued by MGC, Inc. or any direct or intermediary holding company thereof that is not a publicly traded corporation, as contemplated in this Agreement;

(b) Within 180 days of the Initial Funding Date, the Borrower shall have received all necessary consents or approvals of the Nevada Gaming Authorities including to permit the pledges of the Capital Stock of PGIC NV and any direct or indirect intermediary holding companies thereof that is not a publicly traded corporation.

(c) Within 30 days after the Initial Funding Date, the Borrower shall have received all necessary consents or approvals of the Nevada Gaming Authorities to permit the restrictive covenants stated herein or in any Loan Document relating to the restrictions on transfer and agreement not to encumber the equity securities issued by

PGIC NV or any direct or intermediary holding company thereof that is not a publicly traded corporation, as contemplated in this Agreement;

(d) Within 5 Business Days after the Borrower has obtained the necessary consents and approvals set forth in clauses (a), (b) and (c) above, the Borrower shall have delivered to Administrative Agent, or a custodian appointed by Administrative Agent, the original stock certificates representing all of the stock of the applicable Gaming Subsidiary, accompanied by undated stock powers executed in blank, which stock certificates for PGIC NV will be held in the State of Nevada;

(e) Within one Business Day after the Initial Funding Date, the Borrower shall have filed applications with the Gaming Authorities for the required approvals of (i) the pledges of the Capital Stock of the Gaming Subsidiaries and any direct or intermediary holding companies thereof that are not a publicly traded corporation, and (ii) the restrictive covenants stated herein or in any Loan Document relating to the restrictions on transfer and agreement not to encumber the equity securities issued by a Gaming Subsidiary or any direct or intermediary holding company thereof that is not a publicly traded corporation, as contemplated in this Agreement, and (copies of such filings shall be provided to Administrative Agent, with any corrections thereto requested by the Administrative Agent);

(f) Within the time allotted by the applicable Gaming Authorities, Borrower shall have filed all notifications required by the Gaming Authorities and shall confirm such compliance with Administrative Agent; and

(g) Promptly following the Initial Funding Date, but in any event within 90 days after the Initial Funding Date, the Loan Parties shall have executed and delivered a Source Code Escrow Agreement in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion, duly executed by the Borrower and the other parties thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties. Each Loan Party hereby represents and warrants to Administrative Agent and the Lenders as follows:

(a) Organization, Good Standing, Etc. Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as currently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party (including the reservation for issuance and the issuance of the Warrant Shares), (i) have been duly authorized by all necessary action and no further consent or authorization of any Loan Party, its board of directors or its shareholders is required with respect to any of the transactions contemplated hereby or thereby (except for any action by the board of directors of any Loan Party that can only be taken after the date hereof with respect to matters explicitly required herein or therein), (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties except where contravention of a third party contractual restriction could not reasonably be expected to result in a Material Adverse Effect, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any material default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, including, without limitation, any Gaming Licenses. The Borrower has no actual knowledge of any adverse consequence that could result to any Lender under any Gaming Authority or other Governmental Authority as a direct result or consequence of the consummation of the transactions contemplated by the Loan Documents.

(c) Governmental Approvals. Except as set forth in Section 5.01(c) of the Disclosure Schedule, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (including Gaming Authorities) is required in connection with the due execution, delivery and performance (including the reservation for issuance and the issuance of the Warrant Shares) by any Loan Party of any Loan Document to which it is or will be a party, except for (i) filings or recordations required in connection with the Liens granted by the Loan Parties pursuant to the Loan Documents, (ii) filings required in connection with the issuance of the Securities under the Securities Act or any applicable securities or “Blue Sky” laws of the states of the United States, which filings may be made after the Initial Funding Date, and (iii) filings required in connection with the listing of the Securities Warrant Shares on the Nasdaq Global Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc., as applicable.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and except as limited by general principles of equity.

(e) Subsidiaries. Section 5.01(e) of the Disclosure Schedule contains a complete and correct description of the name, jurisdiction of incorporation and record and beneficial ownership of the outstanding Capital Stock of each Subsidiary of the Borrower. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated in such Section of the Disclosure Schedule, all such Capital Stock is owned of record and beneficially by the Borrower or one or more of its wholly-owned Subsidiaries, free and clear of all Liens and the record holder of such Capital Stock holds all voting rights with respect thereto. Except as disclosed in Section 5.01(e) of the Disclosure Schedule, there are no outstanding debt or equity securities of any of the Borrower’s Subsidiaries and no outstanding obligations of such Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Borrower.

(f) Litigation; Investigations; Commercial Tort Claims. Section 5.01(f) of the Disclosure Schedule sets forth (i) all of the pending and, to the knowledge of each Loan Party, threatened actions, suits, arbitrations, investigations, inquiries (formal or informal) and proceedings affecting any Loan Party or any of its Subsidiaries by any Governmental Authority or before any court, Governmental Authority, arbitrator or other tribunal as of the Effective Date and, when updated pursuant to Section 4.02(d)(xxiii), the Initial Funding Date and (ii) any commercial tort claims of any Loan Party or any of its Subsidiaries in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant. There is no pending or, to the knowledge of any Loan Party, threatened action, suit, arbitration, investigation, inquiry (formal or informal) or proceeding affecting any Loan Party or any of its Subsidiaries by any Governmental Authority or before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, the fact of such adverse determination would reasonably be viewed as significantly altering the total mix of information about the Loan Parties that the Loan Parties have made available to the Lenders as of the date of such adverse determination or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby. Each Loan Party agrees that no information set forth in Section 5.01(f) of the Disclosure Schedule under the caption “Threatened and Pending Proceedings” will diminish or impair the representations and warranties set forth in this Section 5.01(f), which are true and correct as of the date hereof as though no information were disclosed under such caption in Section 5.01(f) of the Disclosure Schedule.

(g) Financial Condition.

(i) The Financial Statements, copies of which have been delivered to Administrative Agent and each Lender, fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 31, 2007, no event or development has occurred that has had or could reasonably be expected to result in a Material Adverse Effect.

(ii) The Borrower has heretofore furnished to Administrative Agent and each Lender (A) projected quarterly income statements of the Borrower and its Subsidiaries for the period from January 1, 2008, through December 31, 2010, and (B) projected annual balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for each of the Fiscal Years ending in 2008, 2009 and 2010, which projected financial statements shall be updated from time to time pursuant to Section 6.01(a)(vii). Such projections, as so updated, are believed by the Borrower at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the Borrower, and have been based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower, and the Borrower is not aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(iii) Since March 31, 2008, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(iv) The Borrower and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference. The Borrower maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act. The Borrower’s officers certified to the Borrower’s internal controls as of the filing of the Borrower’s Form 10-Q for the quarter ending March 31, 2008 and since that date, that there have been no significant changes in the Borrower’s internal controls (as such term is defined in Section 307(b) of Regulation S-K) or, to the Borrower’s knowledge, any other facts that would significantly affect the Borrower’s internal controls.

(h) Compliance with Law, Etc. No Loan Party or any of its Subsidiaries is in violation of its organizational documents, any law, rule or regulation applicable to it, any judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any term of any agreement or instrument (including any Material Contract) binding on or otherwise affecting it or any of its properties and which could reasonably be expected to result in a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing.

(i) ERISA. Except as set forth in Section 5.01(i) of the Disclosure Schedule, (i) each Employee Plan is in substantial compliance with ERISA and the IRC, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to Administrative Agent, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to Administrative Agent, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the IRC at any time during the previous 60 months, and (vi) no Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the IRC. Except as set forth in Section 5.01(i) of the Disclosure Schedule, no Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates nor any fiduciary of any Employee Plan has (A) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC, (B) failed to pay any required installment or other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (C) engaged in a transaction within the meaning of Section 4069 of ERISA or (D) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (1) any Employee Plan or its assets, (2) any fiduciary with respect to any Employee Plan, or (3) any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates or coverage after a participant’s termination of employment.

(j) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by any Loan Party or its Subsidiaries have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party, its Subsidiaries or any property of any Loan Party or its Subsidiaries and which have become due and payable have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP and except for taxes, assessments and other governmental charges that are de minimis.

(k) Regulations T, U and X. No Loan Party or any of its Subsidiaries is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l) Nature of Business. No Loan Party or any of its Subsidiaries is engaged in any business other than as set forth in Section 5.01(l) of the Disclosure Schedule.

(m) Properties.

(i) Each Loan Party and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii) Section 5.01(m) of the Disclosure Schedule sets forth a complete and accurate list, as of the Effective Date and, when updated pursuant to Section 4.02(d)(xxiii), the Initial Funding Date, of the location, by state and street address, of all real property owned or leased by each Loan Party and its Subsidiaries. As of the Effective Date and, when updated pursuant to Section 4.02(d)(xxiii), the Initial Funding Date, each Loan Party and each of its Subsidiaries has valid leasehold interests in the Leases described in Section 5.01(m) of the Disclosure Schedule to which it is a party. Section 5.01(m) of the Disclosure Schedule sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect, except for Leases in respect of which the failure to be in full force and effect could not reasonably be expected to result in a Material Adverse Effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth in Section 5.01(m) of the Disclosure Schedule. To the knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party or any of its Subsidiaries (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, to the knowledge of the Loan Parties, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(n) Full Disclosure. Each Loan Party and each of its Subsidiaries has disclosed to Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party or its Subsidiaries to Administrative Agent in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading in any material respect; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no contingent liability or fact that could reasonably be expected to result in a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

(o) Environmental Matters. Except as set forth in Section 5.01(o) of the Disclosure Schedule, (i) the operations of each Loan Party and its Subsidiaries are in compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or its Affiliates or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or its Affiliates or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or its Affiliates or any predecessor in interest nor does any Loan Party or any of its Subsidiaries have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or its Subsidiaries or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or its Affiliates or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (v) no property now or formerly owned or occupied by a Loan Party or its Affiliates has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party or its Affiliates has failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect; (vii) each Loan Party and each of its Affiliates holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s or its Affiliate’s failure to maintain or comply with could not reasonably be expected to result in a Material Adverse Effect; and (viii) no Loan Party or any of its Affiliates has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.

(p) Insurance. Each Loan Party and each of its Subsidiaries keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) worker’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by Administrative Agent (including against larceny, embezzlement or other criminal misappropriation). Section 5.01(p) of the Disclosure Schedule sets forth a list of all insurance maintained by each Loan Party and its Subsidiaries on the Effective Date and, when updated pursuant to Section 4.02(d)(xxiii), the Initial Funding Date.

(q) Use of Proceeds. The proceeds of the Loans shall be used to (a) on the Initial Funding Date, pay existing Indebtedness of the Borrower owed under the Indenture Documents, (b) pay fees and expenses in connection with the transactions contemplated hereby, and (c) fund working capital of the Borrower.

(r) Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to the Loans, each Loan Party and each of its Subsidiaries is, and the Loan Parties and their Subsidiaries on a consolidated basis are, Solvent.

(s) Location of Bank Accounts. Section 5.01(s) of the Disclosure Schedule sets forth a complete and accurate list as of the Effective Date and, when updated pursuant to Section 4.02(d)(xxiii), the Initial Funding Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party and its Subsidiaries, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(t) Intellectual Property. Each Loan Party and each of its Subsidiaries owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without any infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Set forth in Section 5.01(t) of the Disclosure Schedule is a complete and accurate list as of the Effective Date and, when updated pursuant to Section 4.02(d)(xxiii), the Initial Funding Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights, both in the United States and in all other jurisdictions anywhere in the world, of each Loan Party and its Subsidiaries. No claim (including a claim of infringement) or litigation regarding any of the foregoing is pending or threatened in writing, except for such claims or litigation which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or any governmental statute, law, rule, regulation, standard or code is existing or pending, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The Borrower will promptly provide to the Administrative Agent, and in no event later than August 11, 2008, a complete and accurate list of the software applications or modules comprising the Required Library as of the date of delivery of such Section of the Disclosure Schedule pursuant to the Security Agreement.

(u) Material Contracts. No Material Contract is in default due to the action of any Loan Party or any of its Subsidiaries or, to the knowledge of any Loan Party, any other party thereto other than any potential event of default under the Senior Secured Notes, including if they are not repaid in accordance with their terms.

(v) Investment Company Acts. None of the Loan Parties or any of their respective Subsidiaries is an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(w) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or its Subsidiaries or (iii) to the knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement and the IGT Note Purchase Agreement will not (i) be a “change of control” under any employment agreement or equity incentive plan and will not accelerate the time of payment or vesting, or increase the amount of compensation (including bonuses) due to any officer, director, consultant or employee of any Loan Party or any of its Subsidiaries, or (ii) result in any compensation award, bonus or remuneration to any Person.

(x) Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party or any of its Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party or its Subsidiaries are individually or in the aggregate material to the business or operations of such Loan Party or such Subsidiary, or (ii) any Loan Party or any of its Subsidiaries, on the one hand, and any material supplier thereof, on the other hand.

(y) No Bankruptcy Filing. No Loan Party or any of its Subsidiaries is contemplating either the filing of a petition by it under any state, federal or foreign bankruptcy or insolvency laws or the liquidation of all or a major portion of such Loan Party’s or such Subsidiary’s assets or property, and no Loan Party has any knowledge of any Person contemplating the filing of any such petition against it.

(z) Separate Existence.

(i) All customary formalities regarding the separate existence of each Loan Party and each of its Subsidiaries have been at all times since its formation observed.

(ii) Each Loan Party and each of its Subsidiaries has at all times since its formation accurately maintained its financial statements, accounting records and other organizational documents separate from those of any Affiliate of such Loan Party or such Subsidiary and any other Person. No Loan Party or any of its Subsidiaries has at any time since its formation commingled its assets with those of any of its Affiliates or any other Person. Each Loan Party and each of its Subsidiaries has at all times since its formation accurately maintained its own bank accounts and separate books of account.

(iii) Each Loan Party and each of its Subsidiaries has at all times since its formation paid its own liabilities from its own separate assets.

(iv) Each Loan Party and each of its Subsidiaries has at all times since its formation identified itself in all dealings with the public, under its own name and as a separate and distinct Person. No Loan Party or any of its Subsidiaries has at any time since its formation identified itself as being a division or a part of any other Person.

(aa) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Section 5.01(aa) of the Disclosure Schedule sets forth a complete and accurate list as of the Effective Date and, when updated pursuant to Section 4.02(d)(xxiii), the Initial Funding Date, of (i) the exact legal name of each Loan Party and each of its Subsidiaries, (ii) the jurisdiction of organization of each Loan Party and each of its Subsidiaries, (iii) the organizational identification number of each Loan Party and its Subsidiaries (or indicates that such Loan Party or such Subsidiary has no organizational identification number), (iv) each place of business of each Loan Party and each of its Subsidiaries, (v) the chief executive office of each Loan Party and each of its Subsidiaries and (vi) the federal employer identification number of each Loan Party and each of its Subsidiaries.

(bb) Locations of Collateral. There is no location at which any Loan Party or any of its Subsidiaries has any Collateral (except for Inventory in transit) other than (i) those locations listed in Section 5.01(bb) of the Disclosure Schedule and (ii) any other locations approved in writing by Administrative Agent from time to time. Section 5.01(bb) of the Disclosure Schedule hereto contains a true, correct and complete list, as of the Effective Date and, when updated pursuant to Section 4.02(d)(xxiii), the Initial Funding Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party and each of its Subsidiaries is stored. None of the receipts received by any Loan Party or any of its Subsidiaries from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

(cc) Security Interests. Upon the due execution and delivery thereof, each of the Borrower Security Agreement and the Guarantor Security Agreement creates in favor of Administrative Agent, for the benefit of Administrative Agent and the Lenders, a legal, valid and enforceable security interest in the Collateral covered thereby except for the Capital Stock of the Gaming Subsidiaries, to the extent prior approval of any Gaming Authorities is necessary for the effectiveness of the pledge thereof. Upon the filing of the financing statements in appropriate form in the appropriate offices, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject to Permitted Liens) in the Collateral that can be perfected by filing such financing statements, and, subject to any required Gaming Authority approvals, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens on the Collateral that can be perfected by filing such financing statements.

(dd) Schedules. All of the information which is required to be scheduled to this Agreement is set forth in the Disclosure Schedule attached hereto, is correct and accurate and does not omit to state any information material thereto.

(ee) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects on the Effective Date and on the Initial Funding Date (except to the extent that any such representations or warranties relate solely to an earlier date). No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

(ff) IGT Subordinated Debt. As of the Initial Funding Date, the Borrower has delivered to Administrative Agent a complete and correct copy of the IGT Subordinated Debt Documents (including all schedules, exhibits, amendments, supplements, modifications, and assignments). As of the Initial Funding Date, no Loan Party that is a party thereto is in default in the performance or compliance with any provisions thereof. As of the Initial Funding Date, the IGT Subordinated Debt Documents are in full force and effect and have not been terminated, rescinded or withdrawn. As of the Initial Funding Date, none of the representations or warranties of any other Person in any of the IGT Subordinated Debt Documents are untrue.

(gg) Licenses and Permits.

(i)(A) All material licenses (including all necessary Gaming Licenses), permits, and consents and similar rights required from any Governmental Authority, for the ownership, use, or operation of the businesses or properties now owned or operated by Borrower or any of its Subsidiaries, are in full force and effect; (B) each of Borrower and its Subsidiaries is in compliance, in all material respects, with all of the provisions thereof applicable to it and is in compliance with all provisions and requirements of such Gaming Licenses; and (C) none of such Gaming Licenses or other licenses, permits, or consents is the subject of any pending or, to the best of Borrower’s or the Borrower’s, knowledge, threatened proceeding for the revocation, cancellation, suspension, or non-renewal thereof.

(ii) Set forth on Section 5.01(gg)(ii) of the Disclosure Schedule is a complete and accurate list of all Gaming Licenses and other material licenses, permits, and consents that are necessary and appropriate for the operation of the Loan Parties’ and the Borrower’s businesses, and the businesses of their Subsidiaries, and such schedule identifies the holder thereof, the date by which an application for the renewal of such Gaming Licenses and other license, permit, or consent must be filed and describes the status of each such pending application.

(iii) Borrower and its Affiliates, have obtained (A) all Gaming Licenses, and other material licenses, permits, and consents necessary or appropriate to conduct their businesses and operations, and (B) as of the Initial Funding Date, all required approvals and Gaming Licenses from the Nevada Gaming Authorities, the Mississippi Gaming Authorities and all other Gaming Authorities to consummate the transactions contemplated hereby and by the other Loan Documents, other than as set forth on Section 5.01(gg)(iii) of the Disclosure Schedule. For the avoidance of doubt, the Loan Parties acknowledge and agree that no information set forth in Sections 5.01(gg)(ii) and (gg)(iii) of the Disclosure Schedule shall diminish or otherwise impair the representations and warranties made in this Section 5.01(gg), each of which is true and correct notwithstanding any information to the contrary set forth in Sections 5.01(gg)(ii) and (g)(iii) of the Disclosure Schedule.

(hh) Inactive Subsidiaries. Mikohn Holdings does not own any assets other than 175,800 shares of common Capital Stock of the Borrower, does not have any liabilities (other than de minimis liabilities), and does not engage in any business activity. EndX does not own any assets, does not have any liabilities (other than certain tax liabilities not exceeding $10,000), and does not engage in any business activity.

(ii) Disposition of Certain Intellectual Property. Neither the sale nor the licensing to IGT of the rights described in the IGT Asset Purchase Agreement could reasonably be expected to materially and negatively impact the Loan Parties’ or their Subsidiaries’ other intellectual property rights or Collateral or result in a Material Adverse Affect.

(jj) Term Loan to Progressive Gaming International (Group) Ltd. The term loan made by Borrower to Progressive Gaming International (Group) Ltd. (formerly known as EndX Group Limited) pursuant to the agreement described in Section 6.02(e) of the Disclosure Schedule has been fully funded, and Borrower has no obligation to make further loans to, or otherwise further invest in, Progressive Gaming International (Group) Ltd. pursuant to such agreement.

(kk) SEC Inquiries. The Borrower has provided or will promptly make available to the Administrative Agent true, correct and complete copies of all material correspondence and information gathered, organized or assembled by the Borrower in response to requests for information by the SEC and all Gaming Authorities made since January 2003, including, without limitation, the Borrower’s responses to the SEC request for information dated July 8, 2008.

ARTICLE VI

COVENANTS OF THE LOAN PARTIES

Section 6.01 Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due), other than contingent indemnification obligations, shall remain unpaid or any Commitment shall remain outstanding, each Loan Party will and will cause each of its Subsidiaries to:

(a) Reporting Requirements. Furnish to Administrative Agent and each Lender:

(i) as soon as available and in any event within 45 days after the end of each fiscal quarter (other than the fourth fiscal quarter of any Fiscal Year) of the Borrower, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries as at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to Administrative Agent and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes; provided that the delivery of the Borrower’s Form 10-Q for such fiscal quarter shall be deemed to satisfy all of the requirements of this Section 6.01(a)(i).

(ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Borrower and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Borrower and satisfactory to Administrative Agent (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.03), together with a written statement of such accountants

(1) to the effect that, in making the examination necessary for their audit of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 6.03 and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default under Section 6.03, describing the nature thereof; provided that the delivery of the Borrower’s Form 10-K for such Fiscal Year shall be deemed to satisfy all of the requirements of this Section 6.01(a)(ii).

(iii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to Administrative Agent and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes;

(iv) simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 6.01(a), a certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit D (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto and (B) in the case of the financial statements delivered pursuant to clauses (i) and (ii) of this Section 6.01(a) or in the case of the financial statements delivered pursuant to clause (iii) of this Section 6.01(a) for the last fiscal month of any Fiscal Year, attaching a schedule showing the calculation of the covenants specified in Sections 6.02(g) and 6.03;

(v) upon the request of Administrative Agent, as soon as available and in any event within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries, reports in form and detail satisfactory to Administrative Agent and certified by an Authorized Officer of the Borrower as being accurate and complete as of the last day of such fiscal month (A) listing all Accounts Receivable of the Loan Parties and their Subsidiaries as of such day, which shall include the amount and age of each Account Receivable, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all Liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to Administrative Agent pursuant to this clause (v)(A) for the immediately preceding fiscal month, the name and mailing address of each Account Debtor with respect to each such Account Receivable and such other information as Administrative Agent may request, (B) listing all accounts payable of the Loan Parties and their Subsidiaries as of each such day which shall include the amount and age of each account payable, the name and mailing address of each account creditor and such other information as Administrative Agent may request, (C) listing all Inventory of the Loan Parties and their Subsidiaries as of each such day, and containing a breakdown of such Inventory by type and amount, the cost and the current market value thereof (by location), the date of acquisition, the warehouse and production facility location and such other information as Administrative Agent may request, all in detail and in form satisfactory to Administrative Agent, (D) setting forth all consolidated cash collections of the Loan Parties and their Subsidiaries with respect to Accounts Receivable for the immediately preceding 90 day period, (E) setting forth the recurring revenue for the immediately preceding twelve month period of the Loan Parties and their Subsidiaries and (F) setting forth the deferred revenue for the Loan Parties and their Subsidiaries for the immediately preceding 90 day period;

(vi) as soon as available and in any event within 15 calendar days after the end of each month commencing with the first month ending after the Effective Date, a Borrowing Base Certificate, current as of the close of business on the last Business Day of such month, supported by schedules showing the derivation thereof and containing such detail and other information as Administrative Agent may request from time to time, provided that (A) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by Administrative Agent but not including the date on which a subsequent Borrowing Base Certificate is received by Administrative Agent, unless Administrative Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Borrower and (B) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, Administrative Agent’s good faith judgment shall control;

(vii) no later than 60 days after the commencement of each Fiscal Year (or, no later than 90 days after the commencement of such Fiscal Year if the Borrower’s board of directors has not finally approved such financial projections), financial projections, supplementing and superseding the financial projections for the period referred to in Section 5.01(g)(ii), displayed on a quarterly basis and otherwise in form and substance reasonably satisfactory to

Administrative Agent for such Fiscal Year for the Borrower and its Subsidiaries, all such financial projections to be prepared in good faith, and to be based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower; provided that such financial projections shall in any event include projected quarterly balance sheets, income statements and statements of cash flows.

(viii) promptly after submission to any Governmental Authority, including, without limitation, the SEC or any Gaming Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party or any of its Subsidiaries other than routine inquiries by such Governmental Authority;

(ix) as soon as possible, and in any event within 3 Business Days of an Authorized Officer’s knowledge of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to result in a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party or its applicable Subsidiary proposes to take with respect thereto;

(x)(A) as soon as possible and in any event within 10 days after any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the IRC with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 3 days after receipt thereof by any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates from the PBGC, copies of each notice received by any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates knows or has reason to know that a required installment within the meaning of Section 412 of the IRC has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any

Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates;

(xi) promptly after the commencement thereof but in any event not later than 5 Business Days after receipt of notice or service of process thereof, or the obtaining of knowledge thereof by, any Loan Party or any of its Subsidiaries, notice of each action, suit, investigation, arbitration, inquiry (formal or informal) or proceeding commenced by any Governmental Authority or pending before any court, Governmental Authority, other regulatory body or arbitration tribunal which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(xii) as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party or any of its Subsidiaries executes or receives in connection with any Material Contract;

(xiii) promptly after the sending or filing thereof, copies of all statements, reports, documents and other information any Loan Party or any of its Subsidiaries sends, provides or produces to or files with (A) any holders of its Indebtedness or its securities, (B) the United States Attorney’s Office, SEC, any Gaming Authority or any national (domestic or foreign) securities exchange, (C) any other Governmental Authority (to the extent material to the business, operations, assets, or cash flows of the Loan Parties and their Subsidiaries taken as a whole or the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party) or (D) any Governmental Authority, any court, any other regulatory body, any arbitration tribunal, or any insurance carrier of any Loan Party or any of its Subsidiaries (to the extent related to any action, suit, arbitration, investigation, inquiry (formal or informal) or proceeding commenced by or pending before any Governmental Authority, any court, other regulatory body or arbitration tribunal);

(xiv) promptly upon receipt thereof, copies of all financial reports, memoranda and management letters, if any, submitted or sent to any Loan Party or any of its Subsidiaries by its auditors in connection with any annual or interim audit of the financial statements and books and records thereof; and

(xv) with reasonable promptness, such other information concerning the condition or operations, financial or otherwise, of any Loan Party or any of its Subsidiaries as Administrative Agent may from time to time reasonably request.

(b) Additional Guaranties and Collateral Security. Cause:

(i) subject to applicable Gaming Laws, each Subsidiary of any Loan Party (the “New Subsidiary”) formed or acquired after the Effective Date to execute and deliver to Administrative Agent promptly and in any event within 3 Business Days after the formation or acquisition thereof (A) a Guaranty guaranteeing the Obligations, (B) a joinder to the Guarantor Security Agreement, together with (x) if such New Subsidiary has any Domestic Subsidiaries, (I) certificates (if any) evidencing all of the Capital Stock of such Subsidiary owned by such New Subsidiary, (II) undated stock powers executed in blank, and (III) such opinions of counsel and such approving certificate of such Subsidiary as Administrative Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (y) if such New Subsidiary has any first-tier Subsidiaries that are CFCs, (I) certificates (if any) evidencing all (or, 65% of the outstanding voting Capital Stock of such Subsidiary if pledging or hypothecating more than 65% of the total outstanding voting Capital Stock of such Subsidiary reasonably could be expected to result in material adverse tax consequences to the Loan Parties) of the outstanding voting Capital Stock of such Subsidiary, (II) undated stock powers executed in blank with signature guaranteed, and (III) such opinions of counsel and such approving certificate of such Subsidiary as Administrative Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (C) if such New Subsidiary has a fee interest in any real property that would constitute After Acquired Property if it were acquired by a Loan Party, one or more Mortgages creating on such real property a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey of such real property and a surveyor’s certificate, a Phase I Environmental Site Assessment with respect to such real property, certified to Administrative Agent by a company reasonably satisfactory to Administrative Agent, each in form and substance reasonably satisfactory to Administrative Agent, together with such other agreements, instruments and documents as Administrative Agent may reasonably require whether comparable to the documents required under Section 6.01(n) or otherwise, and (D) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by Administrative Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Guarantor Security Agreement or Mortgage, or otherwise to effect the intent that such New Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such New Subsidiary shall become Collateral for the Obligations; provided that the foregoing Guaranty and Guarantor Security Agreement shall not be required to be provided to Administrative Agent with respect to any New Subsidiary of a Loan Party that is a CFC if providing such documents would result in material adverse tax consequences to the Loan Parties as determined by the Administrative Agent in its sole and absolute discretion; provided further, that at any time such material adverse tax consequences to the Loan Parties cease to exist, such New Subsidiary shall execute and deliver the foregoing Guaranty, Guarantor Security Agreement and other documents to the Administrative Agent; and

(ii) subject to applicable Gaming Laws, each Loan Party that is the owner of the Capital Stock of such New Subsidiary to execute and deliver promptly and in any event within 3 Business Days after the formation or acquisition of such New Subsidiary a joinder to the Guarantor Security Agreement (if it is not already a party thereto), together with (A) if such New Subsidiary is not a CFC or is a CFC and the pledge of 100% of the voting Capital Stock of such CFC would not result in material adverse tax consequences to the Loan Parties, (w) certificates (if any) evidencing all of the Capital Stock of such New Subsidiary, (x) undated stock powers or other appropriate instruments or assignment executed in blank with signature guaranteed, (y) such opinions of counsel and such approving certificate of such New Subsidiary as Administrative Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (z) such other agreements, instruments, approvals, legal opinions, or other documents, or (B) if such New Subsidiary is a CFC and the granting of a pledge of more than 65% of the voting Capital Stock of such CFC would result in material adverse tax consequences to the Loan Parties, (w) certificates (if any) evidencing 65% of the outstanding voting Capital Stock of such New Subsidiary, (x) undated stock powers or other appropriate instruments or assignment executed in blank with signature guarantee, (y) such opinions of counsel and such approving certificate of such New Subsidiary as Administrative Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (z) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by Administrative Agent; and

(iii) each Existing Foreign Subsidiary and each Loan Party that is the owner of the Capital Stock of such Existing Foreign Subsidiary to execute and deliver the documents referred to in clauses (i) and (ii) of this Section 6.01(b) at any time the execution thereof would not result in material adverse tax consequences to the Loan Parties, as determined by the Administrative Agent in its sole and absolute discretion.

Each Loan Party hereby further agrees that if any guaranty is hereafter given or any Liens are hereafter granted by such Loan Party to holders of the IGT Subordinated Debt, the Administrative Agent shall be entitled to receive guaranties from the same Loan Parties and Liens on the same property, and such guaranties and Liens of the holders of the IGT Subordinated Debt shall be subject to and subordinated in accordance with the IGT Subordination Agreement.

Anything to the contrary contained in the foregoing notwithstanding, the pledge of the Capital Stock of the New Subsidiary and the pledge of the Capital Stock of any Subsidiary of the New Subsidiary shall be subject to receipt of applicable approvals from Gaming Authorities if necessary, which approvals the Loan Parties shall use commercially reasonable best efforts to obtain.

(c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, orders (including, without limitation, all Gaming Laws and Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, (ii) paying all other lawful claims which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, and (iii) the filing of a report with the Nevada Gaming Authorities and the Mississippi Gaming Authorities with respect to the Credit Agreement.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except to the extent failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of Administrative Agent at any time, from time to time, and, so long as no Default or Event of Default shall have occurred and be continuing, at reasonable times and in reasonable intervals in a manner so as to not unduly disrupt the business of the Loan Parties, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by Administrative Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to Administrative Agent. All policies covering the Collateral are to be made payable to Administrative Agent for the benefit of itself and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Administrative Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to Administrative Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of Administrative Agent and such other Persons as Administrative Agent may designate from time to time, and shall provide for not less than 30 days prior written notice to Administrative Agent of the exercise of any right of cancellation (or upon 10 days prior written notice to Administrative Agent and each such named insured or loss payee in the event of termination or cancellation due to nonpayment of premium). If any Loan Party or any of its Subsidiaries fails to maintain such insurance, Administrative Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to Administrative Agent any documentation of such compliance which Administrative Agent may reasonably request; (iii) provide Administrative Agent written notice within 5 days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; (iv) promptly provide the Administrative Agent with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to result in a Material Adverse Effect and (v) defend, indemnify and hold harmless Administrative Agent and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the presence, disposal, release or threatened release of any Hazardous Materials on any property at any time owned or occupied by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (C) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (D) any violation of any Environmental Law or (E) any Environmental Action filed against Administrative Agent or any Lender.

(j) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as Administrative Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto Administrative Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (A) authorizes Administrative Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, and (B) authorizes Administrative Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office.

(k) Change in Collateral; Collateral Records. (i) Give Administrative Agent not less than 30 days prior written notice of any change in the location of any Collateral, other than to (or in-transit between) locations set forth in Section 5.01(bb) of the Disclosure Schedule and with respect to which Administrative Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise Administrative Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and

(iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to Administrative Agent for the benefit of itself and the Lenders from time to time, solely for Administrative Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as Administrative Agent may reasonably require, designating, identifying or describing the Collateral.

(l) Landlord Waivers; Collateral Access Agreements.

(i) At any time any Collateral with a book value in excess of $250,000 is located on any real property of the Borrower or any other Loan Party (other than any real property existing on the Effective Date) which is not owned by the Borrower or any other Loan Party, use commercially reasonable efforts to obtain written subordinations or waivers, in form and substance satisfactory to Administrative Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; and

(ii) At any time any Collateral with a book value in excess of $250,000 is located on any real property of the Borrower or any other Loan Party (other than any real property existing on the Effective Date) which is not owned by the Borrower or any other Loan Party, use commercially reasonable efforts to obtain written access agreements, in form and substance satisfactory to Administrative Agent, providing access to Collateral located on any premises not owned by the Borrower or any other Loan Party in order to remove such Collateral from such premises during an Event of Default.

(m) Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to Administrative Agent and the Lenders in accordance with a subordination agreement in form and substance satisfactory to Administrative Agent.

(n) After Acquired Property. Upon the acquisition by it or any of its Subsidiaries of any After Acquired Property, promptly so notify Administrative Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). Administrative Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below. Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall immediately furnish to Administrative Agent the following, each in form and substance satisfactory to Administrative Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of Administrative Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of Administrative

Agent and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to Administrative Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to Administrative Agent, (v) Phase I Environmental Site Assessments with respect to such real property, certified to Administrative Agent by a company reasonably satisfactory to Administrative Agent, and (vi) in the case of a leasehold interest, an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) with respect to such real property and Administrative Agent, and (vii) such other documents or instruments (including guarantees and opinions of counsel) as Administrative Agent may reasonably require. The Borrower shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 6.01(n).

(o) Fiscal Year. Cause the Fiscal Year of the Borrower and its Subsidiaries to end on December 31st of each calendar year unless Administrative Agent consents to a change in such fiscal year of Borrower and its Subsidiaries (and appropriate related changes to this Agreement).

(p) Borrowing Base. Maintain all Revolving Loans in compliance with the Borrowing Base set forth on the most recently delivered Borrowing Base Certificate.

(q) Licenses and Permits. (i) Ensure that all material licenses (including all necessary Gaming Licenses), permits, and consents and similar rights required from any federal, state, or local governmental body (including the Nevada Gaming Authorities and Mississippi Gaming Authorities) for the ownership, use, or operation of the businesses or properties now owned or operated by Borrower or its Subsidiaries are in full force and effect except for such licenses, permits, consents and similar rights the failure to maintain in full force and effect could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (ii) comply, in all material respects, with all of the provisions thereof applicable to it and (iii) comply with all provisions and requirements of all Gaming Licenses held by Loan Parties or its Affiliates.

Section 6.02 Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due), other than contingent indemnification obligations, shall remain unpaid or any Commitment shall remain outstanding, each Loan Party shall not and shall not permit any of its Subsidiaries to:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness; provided that at no time will any Loan Party and its Subsidiaries have aggregate Indebtedness (other than the Obligations) of more than the greater of (i) $30,000,000 and (ii) 20% of the market capitalization of Borrower as reported on Nasdaq Global Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc., as applicable.

(c) Fundamental Changes; Dispositions; Issuance or Sale of Capital Stock. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or issue or sell any Capital Stock of the Borrower or its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom:

(i) any wholly-owned Subsidiary of any Loan Party (other than the Borrower) may be merged into the Borrower or any other Loan Party or another wholly-owned Subsidiary of Borrower or any other Loan Party, or may consolidate with another wholly-owned Subsidiary of Borrower or any other Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives Administrative Agent at least 30 days prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, is joined as a Loan Party hereunder and is a party to a Guaranty and the Guarantor Security Agreement and the Capital Stock of which Subsidiary is the subject of the Borrower Security Agreement or Guarantor Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation;

(ii) any Loan Party and its Subsidiaries may make Permitted Dispositions;

(iii) (A) any Subsidiary of the Borrower may sell or issue its Capital Stock or the Capital Stock of its Subsidiaries (in each case, other than Prohibited Preferred Stock) to a Loan Party (so long as such sale or issuance is made subject to Administrative Agent’s Liens on such Capital Stock), (B) any Subsidiary of the Borrower that is not a Loan Party may sell or issue its Capital Stock or the Capital Stock of its Subsidiaries to another Subsidiary that is not a Loan Party, and (C) any Subsidiary not organized under the laws of the United States or any State thereof may issue director’s shares in order to comply with local law;

(iv) Borrower may sell or issue its Capital Stock (other than Prohibited Preferred Stock) to any Person so long as a Change of Control would not result therefrom;

(v) Borrower may issue or grant its Capital Stock or options to purchase Capital Stock pursuant to stock option or equity incentive plans for the benefit of directors, employees, or consultants of the Borrower and its Subsidiaries, provided that (A) the aggregate number of options, stock grants or restricted stock granted pursuant to such plans during any calendar year does not exceed 3% of the issued and outstanding shares of Capital Stock as of the first date of such year, (B) the aggregate number of stock grants or restricted stock granted pursuant to such plans during any calendar year does not exceed 1% of the issued and outstanding shares of Capital Stock as of the first date of such year, and (C) the exercise price for any options granted pursuant to such plans shall not be lower than the then fair market value of the Capital Stock on the date of grant;

(vi) each Loan Party may issue its Capital Stock pursuant to the exercise of warrants outstanding as of the Effective Date;

(vii) Borrower may issue its Capital Stock pursuant to a conversion of the IGT Subordinated Debt in accordance with the documents governing the IGT Subordinated Debt as the same exist on the Initial Funding Date;

(viii) the Borrower and its wholly-owned Subsidiaries may make Permitted Acquisitions and the Borrower may issue its Capital Stock to the extent raised substantially concurrently with and used to finance the consideration for a Permitted Acquisition; and

(ix) the Borrower may pay dividends in the form of common Capital Stock.

(d) Change in Nature of Business; Change in Independent Certified Public Accountant. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 5.01(l) or acquire any properties or assets that are not reasonably related to the conduct of such business activities. Make any change in its independent certified public accountant without the prior written consent of

Administrative Agent; provided that the Borrower may change its independent certified public accountant on a one time basis after the Effective Date upon prior written notice to Administrative Agent.

(e) Acquisition, Loans, Advances, Investments, Etc. Make or commit or agree to make any Acquisition, loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the Effective Date and, when updated pursuant to Section 4.02(d)(xxiii), the Initial Funding Date, as set forth in Section 6.02(e) of the Disclosure Schedule, but not any increase in the amount thereof as set forth in such Section or any other modification of the terms thereof, (ii) temporary loans and advances by a Loan Party to another Loan Party, made in the ordinary course of business, provided that the aggregate amount of all such loans and advances at any time outstanding shall not exceed $100,000, (iii) so long as no Default or Event of Default shall have occurred and be continuing, loans made by a Loan Party to any Subsidiary of a Loan Party, which Subsidiary is not a Loan Party, provided that the aggregate amount of such loans and advances shall not exceed $1,000,000 in the aggregate, (iv) loans by any Subsidiary of the Borrower that is a CFC to another Subsidiary of the Borrower that is a CFC, (v) trade credit extended to Account Debtors in the ordinary course of business and consistent with past practices and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, (vi) loans and advances to employees of the Borrower or its Subsidiaries made in the ordinary course of business; provided that the aggregate amount of such loans and advances at any time outstanding shall not exceed $100,000, (vii) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (viii) other investments, including investments in joint ventures, in an aggregate amount not to exceed $1,000,000, (ix) Permitted Investments, (x) Permitted Acquisitions, (xi) investments received as consideration in connection with a Permitted Disposition or (xii) the sale or issuance of Capital Stock of the Borrower or its Subsidiaries permitted hereunder pursuant to Section 6.02(c).

(f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under Capitalized Leases other than Capitalized Leases which would not cause the aggregate amount of all Capitalized Lease Obligations incurred after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in Section 6.02(g).

(g) Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed, in any fiscal quarter, the amounts set forth below opposite that fiscal quarter:

Fiscal Quarter Ending:	Maximum Capital Expenditures:
September 30, 2008	$250,000
December 31, 2008	$250,000
March 31, 2009	$350,000
June 30, 2009	$350,000
September 30, 2009	$400,000
December 31, 2009	$400,000
March 31, 2010	$400,000
June 30, 2010	$400,000
September 30, 2010	$450,000
December 31, 2010	$450,000
March 31, 2011	$450,000
June 30, 2011	$450,000

(h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any of its Subsidiaries or any direct or indirect parent of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, or (iv) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equity holders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, that (A) any Subsidiary of a Loan Party may pay dividends, distributions or advances to such Loan Party, (B) subject to Section 6.02(c), the Borrower may pay dividends in the form of common Capital Stock, (C) the Borrower may repurchase restricted shares of Capital Stock issued pursuant to the Borrower’s equity incentive plans as of the Effective Date, (D) the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other rights to purchase, or the conversion of securities convertible into, the Capital Stock of a Loan Party and (E) the Borrower may repurchase shares of Capital Stock of Borrower pursuant to plans or arrangements adopted by Borrower’s Board of Directors so long as no Default or Event of Default has occurred and is continuing or would result therefrom.

(i) Federal Reserve Regulations. Permit the Loans or the proceeds of the Loans under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party, (iii) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option, severance and other benefit plans) and, in the case of senior officers or director, indemnification arrangements, in each case approved in good faith by the board of directors of the Borrower, (iv) transactions related to any tax sharing agreement between the Borrower and any other Person with which the Borrower files a consolidated tax return or with which the Borrower is part of a consolidated group for tax purposes, and (v) transactions permitted by Section 6.02(e) or (h).

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 6.02(k) shall prohibit or restrict compliance with:

(i) this Agreement and the other Loan Documents;

(ii) the agreements and documents executed or delivered in connection with the IGT Subordinated Debt;

(iii) any agreements in effect on the date of this Agreement and described in Section 6.02(k) of the Disclosure Schedule;

(iv) any applicable law, rule or regulation (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(v) in the case of clause (iv) of the first paragraph in this Section, any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is leased or licensed;

(vi) in the case of clause (iv) of the first paragraph in this Section, any agreement, instrument or other document evidencing a Permitted Lien that restricts, on customary terms, the transfer of any property or assets subject thereto; and

(vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.02(c) pending consummation of such sale.

(l) Limitation on Issuance of Preferred Stock. Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of Prohibited Preferred Stock, any securities convertible into or exchangeable for Prohibited Preferred Stock or any warrants to purchase Prohibited Preferred Stock.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such other Indebtedness is otherwise expressly permitted by the definition of

“Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted by Section 6.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment.

(p) Environmental. Permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in material compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

(q) Certain Agreements. Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract.

(r) Inactive Subsidiaries. Permit Mikohn Holdings to own any assets other than 175,800 shares of common Capital Stock of the Borrower, incur any liabilities

(other than de minimis liabilities), or engage in any business activity. Permit EndX to own any assets, incur any liabilities (other than certain tax liabilities not exceeding $10,000), or engage in any business activity.

Section 6.03 Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due), other than contingent indemnification obligations, shall remain unpaid or any Commitment shall remain outstanding, each Loan Party shall not and shall not permit any of its Subsidiaries to:

(a) Minimum Adjusted Consolidated EBITDA. Permit Adjusted Consolidated EBITDA for the relevant Measurement Period ending on any date below, to be less than the amount set forth below opposite such fiscal quarter:

Fiscal Quarter Ending:	Minimum Adjusted Consolidated EBITDA:
September 30, 2008	$1,100,000
December 31, 2008	$3,900,000
March 31, 2009	$3,900,000
June 30, 2009	$5,000,000
September 30, 2009	$7,200,000
December 31, 2009	$7,900,000
March 31, 2010	$8,700,000
June 30, 2010	$8,900,000
September 30, 2010	$9,800,000
December 31, 2010	$11,000,000
March 31, 2011	$12,000,000
June 30, 2011	$13,000,000

(b) Senior Debt Service Coverage Ratio. Permit the Senior Debt Service Coverage Ratio of the Borrower for the relevant Measurement Period ended on any date below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending:	Minimum Senior Debt Service Coverage Ratio:
September 30, 2008	1.10 to 1:00
December 31, 2008	2.70 to 1:00
March 31, 2009	1.70 to 1.00
June 30, 2009	1.60 to 1:00
September 30, 2009	1.90 to 1:00
December 31, 2009	1.60 to 1:00
March 31, 2010	1.50 to 1.00
June 30, 2010	1.20 to 1:00
September 30, 2010	1.40 to 1:00
December 31, 2010	1.60 to 1:00
March 31, 2011	1.70 to 1:00
June 30, 2011	1.90 to 1:00

(c) Total Debt Service Coverage Ratio. Permit the Total Debt Service Coverage Ratio of the Borrower for the relevant Measurement Period ended on any date below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending:	Minimum Total Debt service Coverage Ratio:
September 30, 2008	1:00 to 1:00
December 31, 2008	2:00 to 1:00
March 31, 2009	1.20 to 1.00
June 30, 2009	1.20 to 1:00
September 30, 2009	1.40 to 1:00
December 31, 2009	1.30 to 1:00
March 31, 2010	1.20 to 1.00
June 30, 2010	1.05 to 1:00
September 30, 2010	1.20 to 1:00
December 31, 2010	1.30 to 1:00
March 31, 2011	1.50 to 1:00
June 30, 2011	1.60 to 1:00

(d) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the end of any fiscal quarter to be less than the amount set forth below opposite such fiscal quarter (with deficits shown in square brackets):

Fiscal Quarter Ending:	Minimum Consolidated Tangible Net Worth:
September 30, 2008	[$3,900,000	]
December 31, 2008	[$1,150,000	]
March 31, 2009	[$3,200,000	]
June 30, 2009	[$3,300,000	]
September 30, 2009	$0
December 31, 2009	$1,950,000
March 31, 2010	$1,700,000
June 30, 2010	$1,900,000
September 30, 2010	$2,500,000
December 31, 2010	$8,500,000
March 31, 2011	$8,700,000
June 30, 2011	$9,300,000

(e) Minimum Liquidity. Permit Liquidity as of the end of any fiscal quarter to be less than the amount set forth below opposite such fiscal quarter:

Fiscal Quarter Ending:	Minimum Liquidity:
September 30, 2008	$6,500,000
December 31, 2008	$8,500,000
March 31, 2009	$7,000,000
June 30, 2009	$8,000,000
September 30, 2009 and all subsequent fiscal quarters	$9,000,000

ARTICLE VII

MANAGEMENT, COLLECTION AND STATUS OF

ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 7.01 Collection of Accounts Receivable; Management of Collateral. From and after the Initial Funding Date:

(a) The Loan Parties shall assist Administrative Agent in, during the term of this Agreement, maintaining domestic blocked accounts (the “Blocked Accounts”) with respect to the Loan Parties’ principal concentration accounts with the financial institution set forth in Section 7.01 of the Disclosure Schedule, or another financial institution that is acceptable to Administrative Agent in its sole discretion (the “Blocked Account Bank”), and entering into a control agreement (a “Blocked Account Agreement”) relating to the Blocked Accounts with the applicable Loan Party and the Blocked Account Bank. Pursuant to a lockbox agreement in form and substance acceptable to Administrative Agent (the “Lockbox Agreement”) among the Loan Parties, the Blocked Account Bank (or an affiliate thereof) (the “Lockbox Processor”), the Blocked Account Bank, and Administrative Agent, the Loan Parties shall (i) establish and maintain one or more lockboxes in the name of the Loan Parties with the Lockbox Processor, and (ii) irrevocably instruct their respective Account Debtors, with respect to their respective Accounts Receivable, to remit all payments to be made by checks or other drafts to such lockboxes and to remit all payments to be made by wire transfer or by Automated Clearing House, Inc. payment directly to the Blocked Accounts and shall instruct the Lockbox Processor to deposit all amounts received by it to a Blocked Account at such Blocked Account Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day, except as otherwise provided for in the Lockbox Agreement. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any Loan Party from any Account Debtor, as proceeds from its Accounts Receivable, or as proceeds of any other Collateral, shall be held by such Loan Party in trust for Administrative Agent and the Lenders and upon receipt be deposited by such Loan Party in original form and no later than the next Business Day after receipt thereof into a Blocked Account. The Loan Parties shall not commingle such collections with their own funds or with the proceeds of any assets not included in the Collateral. No checks, drafts or other instruments received by Administrative Agent shall constitute final payment to Administrative Agent unless and until such checks, drafts or instruments have actually been collected.

(b) Each Blocked Account Bank shall establish and maintain Blocked Account Agreements with Administrative Agent and the applicable Loan Party, in form and substance acceptable to Administrative Agent. Each such Blocked Account Agreement shall provide, among other things, that (i) the Blocked Account Bank will comply with any instructions originated by Administrative Agent directing the disposition of the funds in such Blocked Account without further consent by any Loan Party, (ii) the Blocked Account Bank will subordinate its rights of setoff or recoupment or any other claim against the applicable Blocked Account other than for payment of its service fees and other charges directly related to the administration of such Blocked

Account and for returned checks or other items of payment, and (iii) from and after the date (the “Triggering Event Date”) that the Blocked Account Bank receives written notification from Administrative Agent (the “Triggering Event Notice”), the Blocked Account Bank will forward, by daily sweep, all amounts in the applicable Blocked Account to Administrative Agent’s Account. Administrative Agent agrees that it shall not provide a Triggering Event Notice or any other instructions to the Blocked Account Bank or any other depository bank or securities intermediary or the Lockbox Processor directing the disposition of the funds in any Blocked Account or any other deposit account or securities account of a Loan Party or the checks or other drafts received by the Lockbox Processor unless and until an Event of Default has occurred and is continuing. Once an Event of Default has occurred and is continuing, (x) Administrative Agent shall be free to exercise its right to issue a Triggering Event Notice and the subsequent elimination, cure or waiver of such Event of Default shall not eliminate the effectiveness of such Triggering Event Notice, and (y) Administrative Agent shall issue a Triggering Event Notice upon the request of the Required Lenders; provided that notwithstanding the foregoing, Loan Parties shall be allowed to maintain petty cash balances outside of the Blocked Accounts in an aggregate amount not to exceed $25,000.

(c) Subject to the arrangements described in Section 7.01(a) and (b), each Loan Party will enforce, collect and receive all amounts owing on its Accounts Receivable for Administrative Agent’s benefit and on Administrative Agent’s behalf, but at such Loan Party’s expense. Such privilege shall terminate, at the election of Administrative Agent, upon the occurrence and during the continuance of an Event of Default.

(d) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of Administrative Agent and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 7.02 Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent may at any time and from time to time employ and maintain on the premises of any Loan Party or any of its Subsidiaries a custodian selected by Administrative Agent who shall have full authority to do all acts necessary to protect Administrative Agent’s and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever Administrative Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by Administrative Agent by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of or interest on any Loan, any Administrative Agent Advance, or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to Administrative Agent or any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c) either (i) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 6.01(a), Section 6.01(r), Section 6.02, Section 6.03, or Article VII, or (ii) any “event of default” (as defined in any other Loan Document) shall occur;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 8.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by Administrative Agent to such Loan Party;

(e) the Borrower or any of its Subsidiaries shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding the Obligations) to the extent that the aggregate principal amount of all such Indebtedness exceeds $250,000 (or, with respect to Indebtedness under the Corporate Services Commercial Card Account Agreement between American Express and Borrower at any time such Indebtedness is fully-supported by a letter of credit that is fully cash-collateralized by the Borrower, $500,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) the Borrower or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) the Borrower Security Agreement, the Guarantor Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of Administrative Agent for the benefit of itself and the Lenders on any Collateral purported to be covered thereby;

(j) any bank at which any deposit account, blocked account, or lockbox account of any Loan Party is maintained shall fail to comply with any of the terms of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party;

(k) one or more judgments, awards, or orders (or any settlement of any claim that, if breached, could result in a judgment, order, or award) for the payment of money exceeding $500,000 per judgment, award, order or settlement or $1,000,000 in the aggregate in any twelve-month period shall be rendered against Borrower or any of its Subsidiaries and remain unsatisfied, or the Borrower or any of its Subsidiaries shall agree to the settlement of any one or more pending or threatened actions, suits, or proceedings affecting Borrower or any of its Subsidiaries before any court or other Governmental Authority or any arbitrator or mediator, providing for the payment of money exceeding $500,000 per judgment, award, order or settlement or $1,000,000 in the aggregate in any twelve-month period, and in the case of any such judgment, order, award or settlement either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 30 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(l) the Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 30 days;

(m) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party or any of its Subsidiaries, if any such event or circumstance could reasonably be expected to result in a Material Adverse Effect;

(n) any cessation of a substantial part of the business of any Loan Party or any of its Subsidiaries for a period which materially and adversely affects the ability of such Loan Party or such Subsidiary to continue its business on a profitable basis;

(o) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Effect;

(p) the indictment, or the threatened indictment of the Borrower or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any of its Subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(q) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $0; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $0;

(r) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party or any of its Subsidiaries by Administrative Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $0 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, the liability is in excess of such amount);

(s) the Borrower or any of its Subsidiaries shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to result in a Material Adverse Effect;

(t) a Change of Control shall have occurred;

(u) an event or development occurs which could reasonably be expected to result in a Material Adverse Effect;

(v) the Initial Funding Date has not occurred on or prior to August 15, 2008;

(w) an “event of default” (as defined in the IGT Subordinated Debt Documents) occurs; or

(x) the loss, suspension or revocation of, or failure to renew, any Gaming Licenses now held or hereafter acquired by the Borrower or any of its Subsidiaries (other than any loss or failure to renew any Gaming Licenses that are no longer reasonably necessary, useful or economically desirable for the business of the Borrower and its Subsidiaries);

then, and in any such event, Administrative Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate all Commitments, whereupon all Commitments shall immediately be so terminated, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of the Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 8.01, without any notice to any Loan Party or any other Person or any act by any Administrative Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

Section 8.02 Gaming Laws.

(a) Each Loan Party agrees that, upon the occurrence of and during the continuance of an Event of Default and at Administrative Agent’s request, it will, and will cause each of its Subsidiaries to, cooperate with Administrative Agent and the Required Lenders with respect to the filing of their applications for approval of, and shall use commercially reasonable efforts to take all other and further actions required by Administrative Agent or Required Lenders to assist Administrative Agent and the Required Lenders with obtaining, such Gaming Licenses and other such approvals or consents of the Nevada Gaming Authorities, the Mississippi Gaming Authorities, and any other Governmental Authorities with jurisdiction as are necessary for Administrative Agent to operate the businesses of the Borrower and its Subsidiaries or to acquire an interest in any Person holding any such Gaming License pursuant to the applicable Gaming Laws. In the event any or all Loan Parties or any of their Subsidiaries fails or refuses to cooperate with the Administrative Agent in filing such applications, each Loan Party hereby irrevocably appoints and authorizes the Administrative Agent as attorney in fact of such Loan Party for the purpose of preparing, signing, filing and prosecuting to final action of the applicable Gaming Authorities any such applications. To enforce the provisions of this Section 8.02, where permitted by relevant Gaming Laws, Administrative Agent (subject to applicable instructions, if any, from the Required Lenders) also is empowered to request the appointment of a receiver or similar independent person to preserve and operate the business of the Borrower and its Subsidiaries from any court, or if applicable under the Gaming Laws a Gaming Authority, of competent jurisdiction. Such receiver or similar person shall be instructed to seek from the applicable Gaming Authority and any other Governmental Authorities with jurisdiction authorization pursuant to the Gaming Laws to continue operation of the businesses of Borrower and its Subsidiaries under all necessary Gaming Licenses for the purpose of seeking a bona fide purchaser of the businesses of the Borrower and its Subsidiaries. Each Loan Party hereby agrees to authorize, and to cause each of its Subsidiaries to authorize, such an authorization pursuant to the Gaming Laws to continue the operation of the businesses of the Borrower and its Subsidiaries upon the request of the receiver so appointed and, if such Loan Party, or any such Subsidiary shall refuse to authorize the transfer, its approval may be required by the court. Upon the occurrence and continuance of an Event of Default, each Loan Party shall further use, and shall cause its Subsidiaries to use, commercially reasonable efforts to assist in obtaining approval of the applicable Gaming Authority and any other Governmental Authorities with jurisdiction, if required, for any action or transactions contemplated by this Agreement or the Loan Documents, including, preparation, execution, and filing with the applicable Gaming Authority and any other Governmental Authorities with jurisdiction of any application or applications for authorization pursuant to the Gaming Laws for the receiver to continue the operation of the businesses of the Borrower and its Subsidiaries under any Gaming License or transfer of control necessary or appropriate under the applicable Gaming Laws for approval of the transfer or assignment of any portion of the Collateral. In the event any or all Loan Parties or their respective Subsidiaries fails or refuses to cooperate with the Administrative Agent in filing such applications, each Loan Party hereby irrevocably appoints and authorizes the Administrative Agent as attorney in fact of such Loan Party for the purpose of preparing, signing, filing and prosecuting to final action of the applicable Gaming Authorities any such applications. Each Loan Party acknowledges that the authorization pursuant to the Gaming Laws for the receiver to continue the operation of the businesses of the Borrower and its Subsidiaries under the Gaming Licenses or for a transfer of control is integral to Administrative Agent’s realization of the value of the Collateral, that there is no adequate remedy at law for failure by such Loan Party or its Subsidiaries to comply with the provisions of this Section 8.02 and that such failure would not be adequately compensable in damages, and therefore agree that the agreements contained in this Section 8.02 may be specifically enforced; and

(b) Administrative Agent will timely apply for and receive all required approvals of the applicable Gaming Authorities for the sale or other disposition of gaming equipment regulated by the Gaming Laws (including any such sale or disposition of gaming equipment and associated gaming equipment consisting of slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, and all other “gaming devices” (as such term or words of like import referring thereto are defined in the Gaming Laws), and “associated equipment” (as such term or words of like import referring thereto are defined in the Gaming Laws)).

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.01 Appointment. Each Lender (and each subsequent maker of a Loan by its making thereof) hereby irrevocably appoints and authorizes Administrative Agent to perform its duties as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to Administrative Agent, and, subject to Section 2.03 of this Agreement, to distribute promptly to each Lender its applicable Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by Administrative Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that Administrative Agent shall not have any liability to the Lenders for Administrative Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Administrative Agent Advances, for itself or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by Administrative Agent of the rights and remedies specifically authorized to be exercised by Administrative Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 9.03 of this Agreement, to take such action as Administrative Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to Administrative Agent by the terms hereof or the other Loan Documents (including the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection of the Loans), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of the Loans.

Section 9.02 Nature of Duties. Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of Administrative Agent shall be mechanical and administrative in nature. Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon

Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and their Subsidiaries and the value of the Collateral, and Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the initial Loans hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, Administrative Agent shall provide to such Lender any documents or reports delivered to Administrative Agent by the Loan Parties or their Subsidiaries pursuant to the terms of this Agreement or any other Loan Document. If Administrative Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, Administrative Agent shall send notice thereof to each Lender. Administrative Agent shall promptly notify each Lender any time that the Required Lenders have instructed Administrative Agent to act or refrain from acting pursuant hereto.

Section 9.03 Rights, Exculpation, Etc. Administrative Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, Administrative Agent (i) may treat the payee of the Loans as the owner thereof until Administrative Agent receives written notice of the assignment or transfer thereof, pursuant to Section 11.07 hereof, signed by such payee and in form satisfactory to Administrative Agent; (ii) may consult with legal counsel (including counsel to Administrative Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The provisions of this Section 9.03 are subject to, and shall not limit in any respect, the provisions of Section 11.07. Administrative Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 3.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other

Lenders any payment in excess of the amount which they are determined to be entitled. Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Administrative Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 9.04 Reliance. Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 9.05 Indemnification. To the extent that Administrative Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify Administrative Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Administrative Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Total Pro Rata Share, including advances and disbursements made pursuant to Section 9.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from Administrative Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 9.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 9.06 Administrative Agent Individually. With respect to its Pro Rata Shares of the Commitments hereunder and the Loans made by it, Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of the Loans. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity as a Lender or one of the Required Lenders. Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as Administrative Agent pursuant hereto without any duty to account to the other Lenders.

Section 9.07 Successor Agent.

(a) Administrative Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least 30 calendar days prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(c) If a successor Administrative Agent shall not have been so appointed within said 30 calendar day period, the retiring Administrative Agent shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

Section 9.08 Collateral Matters.

(a) Administrative Agent may from time to time make such disbursements and advances (“Administrative Agent Advances”) which Administrative Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans, and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 11.04. Administrative Agent Advances shall be repayable on demand and be secured by the Collateral. Administrative Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 3.02. Administrative Agent shall notify each Lender and the Borrower in writing of each such Administrative Agent Advance, which notice shall include a description of the purpose of such Administrative Agent Advance. Without limitation to its obligations pursuant to Section 9.05, each Lender agrees that it shall make available to Administrative Agent, upon Administrative Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Total Pro Rata Share of each such Administrative Agent Advance. If such funds are not made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Guarantor or any Lien granted to or held by Administrative Agent upon any Collateral: (i) upon termination of all of the Commitments and payment in full in cash of all Obligations (other than contingent obligations and any Obligations under the Warrant and the Registration Rights Agreement); (ii) as permitted under the Loan Documents; (iii) constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; (iv) constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or (v) if approved, authorized or ratified in writing by the Lenders.

(c) Without in any manner limiting Administrative Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 9.08(b)), each Lender agrees to confirm in writing, upon request by Administrative Agent, the authority to release Collateral conferred upon Administrative Agent under Section 9.08(b). Upon receipt by Administrative Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Administrative Agent for the benefit of itself and the Lenders upon such Collateral; provided, however, that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) Administrative Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to Administrative Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of the Lenders and that Administrative Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 9.09 Agency for Perfection. Each Lender hereby appoints Administrative Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Administrative Agent and each Lender hereby acknowledges that it holds possession or control of any such Collateral for the benefit of Administrative Agent as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver possession or control of such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE X

GUARANTY

Section 10.01 Guaranty. Each Guarantor hereby jointly and severally unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including all interest that accrues after the commencement of any Insolvency Proceeding irrespective of whether a claim therefor is allowed in such case or proceeding), fees, expenses or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by Administrative Agent or the Lenders (or any of them) in enforcing any rights under the guaranty set forth in this Article. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to Administrative Agent or the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party.

Section 10.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Administrative Agent, the Lenders with respect thereto. Each Guarantor agrees that this Article constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by Administrative Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, Administrative Agent or any Lender;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by Administrative Agent or the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Administrative Agent, the Lenders, or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 10.03 Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article and any requirement that Administrative Agent or the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct Administrative Agent or any Lender to seek payment or recovery of any amounts owed under this Article from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that Administrative Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor agrees that Administrative Agent and the Lenders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 10.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article, and acknowledges that this Article is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 10.04 Continuing Guaranty; Assignments. This Article is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made and any Obligations under the Warrant and the Registration Rights Agreement) and all other amounts payable under this Article and (ii) the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by Administrative Agent and the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitment or the Loans) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 11.07.

Section 10.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Administrative Agent and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article and the Final Maturity Date, such amount shall be held in trust for the benefit of Administrative Agent and the Lenders and shall forthwith be paid to Administrative Agent and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article thereafter arising. If (i) any Guarantor shall make payment to Administrative Agent and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article shall be paid in full in cash, and (iii) all Commitments have been terminated, Administrative Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 10.06 Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor (including, without limitation, any obligations or indebtedness pursuant to any intercompany notes), whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of Administrative Agent or the Lenders or resulting from Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If Administrative Agent so requests, any such obligation or indebtedness of the Borrower to such Guarantor shall be enforced and performance received by such Guarantor as trustee for Administrative Agent and Lenders and the proceeds thereof shall be paid over to Administrative Agent and the Lenders on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

Section 10.07 Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any Insolvency Proceeding commenced by or against any Guarantor or the Borrower, or otherwise, all such amounts shall nonetheless be payable by each other Guarantor immediately upon demand by Administrative Agent.

Section 10.08 Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other Guarantor such information concerning the financial condition, business and operations of the Borrower and any such other Guarantor as it requires, and that none of Administrative Agent or the Lenders has any duty, and such Guarantor is not relying on Administrative Agent or the Lenders at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other Guarantor (such Guarantor waiving any duty on the part of Administrative Agent or the Lenders to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

PROGRESSIVE GAMING INTERNATIONAL CORPORATION
920 Pilot Road
Las Vegas, NV 89119
Attention:	Chief Financial Officer
Telephone:	(702) 896-3890
Telecopier:	(702) 263-1661

with a copy to:

PROGRESSIVE GAMING INTERNATIONAL CORPORATION
920 Pilot Road
Las Vegas, NV 89119
Attention:	General Counsel
Telephone:	(702) 896-3890
Telecopier:	(702) 263-1661

if to Administrative Agent, to it at the following address:

PRIVATE EQUITY MANAGEMENT GROUP FINANCIAL CORPORATION
Corporate Office
One Park Plaza, Suite 550
Irvine, CA 92614
Attention:	Jan Hanssen, Director of Corporate Finance
Telephone:	(949) 757-0977
Telecopier:	(949) 757-0978

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 11.01. All such notices and other communications shall be effective, (i) if mailed, when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to Administrative Agent pursuant to Articles II and III shall not be effective until received by Administrative Agent, as the case may be.

Section 11.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by Administrative Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (a) increase the Commitments of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (b) increase the Total Revolving Credit Commitment without the written consent of each Lender, (c) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (d) amend the definition of “Required Lenders,” “Pro Rata Share,” “Term Pro Rata Share,” “Revolving Pro Rata Share,” or “Total Pro Rata Share” without the written consent of each Lender, (e) except as otherwise provided in this Agreement and the other Loan Documents, release all or a substantial portion of the Collateral, subordinate any Lien granted in favor of Administrative Agent for the benefit itself and the Lenders, or release the Borrower or any Guarantor without the written consent of each Lender, or (f) amend, modify or waive Section 3.04 or this Section 11.02 of this Agreement without the written consent of each Lender; provided, further, the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent, affect the rights or duties of Administrative Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

Section 11.03 No Waiver; Remedies, Etc. No failure on the part of Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of Administrative Agent and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of Administrative Agent and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by Administrative Agent and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 11.04 Expenses; Taxes; Attorneys’ Fees. The Borrower will pay on demand, all costs and expenses incurred by or on behalf of Administrative Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including reasonable fees, costs, client charges and expenses of counsel for Administrative Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including the preparation of any additional Loan Documents pursuant to Section 6.01(b) or the review of any of the agreements, instruments and documents referred to in Section 6.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents,

(d) the defense of any claim or action asserted or brought against Administrative Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, Administrative Agent’s or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by Administrative Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party or any of its Subsidiaries involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup or remediation of any Hazardous Materials present or arising out of the operations of any facility owned or operated by any Loan Party or any of its Subsidiaries or any of their respective Affiliates, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by Administrative Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by Administrative Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save Administrative Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, Administrative Agent may itself perform or cause performance of such covenant or agreement, and the expenses of Administrative Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

Section 11.05 Right of Set-off.

(a) Each Lender agrees that it shall not, without the express written consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so upon the written request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each Lender further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s ratable portion of all such distributions by Administrative Agent, such Lender promptly shall (1) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 11.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and Administrative Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Each Lender may with the written consent of Administrative Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Commitment and the Loans made by it; provided, however, that (i) such assignment is in an amount which is at least $2,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment or Loans) and (ii) the parties to each such assignment shall execute and deliver to Administrative Agent for its acceptance an Assignment and Acceptance, together with any promissory note subject to such assignment, and such parties shall deliver to Administrative Agent, for its benefit, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required (y) in connection with an assignment by a Lender to a Lender, to an Affiliate of such Lender, or to a Related Fund of such Lender or (z) if Administrative Agent, in its sole discretion, waives payment of such fee). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and

Acceptance, which effective date shall be at least 3 Business Days after the delivery thereof to Administrative Agent (or such shorter period as shall be agreed to by Administrative Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender. For the avoidance of doubt, it is understood and agreed that no assignment by Private Equity Management Group Financial Corporation to any assignee shall effectuate an assignment of any of Private Equity Management Group Financial Corporation’s rights or interests in the Fee Letter (or any amounts payable thereunder), in the Warrant or pursuant to Section 4.02(k).

(d) Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Commitments, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon receipt by Administrative Agent of an Assignment and Acceptance, and subject to any consent required from Administrative Agent pursuant to Section 11.07(b) (which consent of Administrative Agent must be evidenced by Administrative Agent’s execution of an acceptance to such Assignment and Acceptance), Administrative Agent shall accept the Assignment and Acceptance and record the information contained therein in the Register.

(f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Administrative Agent shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register for this purpose as a non-fiduciary agent of the Borrower on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. Any such Participant Register shall be available for inspection by the Borrower, Administrative Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h) Any Non-U.S. Lender who is assigned an interest in any portion of such Registered Loan pursuant to an Assignment and Acceptance shall comply with Section 2.08(d).

(i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments or the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 9.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 3.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

Section 11.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 11.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 11.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. EACH OF THE PARTIES HERETO AGREE THAT ANY LEGAL ACTION OR

PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE ADMINISTRATIVE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES, AND DOCUMENTS IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BY THE MAILING (BY REGISTERED MAIL OR CERTIFIED MAIL, POSTAGE PREPAID) OR DELIVERING OF A COPY OF SUCH PROCESS TO SUCH LOAN PARTY, C/O THE BORROWER, AT THE BORROWER’S ADDRESS FOR NOTICES AS SET FORTH IN SECTION 11.01. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT AND THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 11.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY

SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ADMINISTRATIVE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ADMINISTRATIVE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 11.12 Consent by Administrative Agent and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of Administrative Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which Administrative Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by Administrative Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 11.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 11.14 Reinstatement; Certain Payments. If any claim is ever made upon Administrative Agent or any Lender for repayment or recovery of any amount or amounts received by Administrative Agent or such Lender in payment or on account of any of the Obligations, Administrative Agent or such Lender shall give prompt notice of such claim to each Lender and the Borrower, and if Administrative Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over Administrative Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by Administrative Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to Administrative Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Administrative Agent or such Lender.

Section 11.15 Indemnification. In addition to each Loan Party’s other obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless Administrative Agent, each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) Administrative Agent’s or any Lender’s furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including the management of the Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto or (v) a Gaming Authority suspending, revoking, finding a violation of, or otherwise adversely affecting a Gaming License held by the Loan Parties or any Affiliates thereof (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this Section 11.15 for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.

Section 11.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.07 hereof, including the fees described in the Fee Letter, the Renewal Fee and the Unused Line Fee, shall at all times be ascertained from the records of the Administrative Agent, which shall be conclusive and binding absent manifest error.

Section 11.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, Administrative Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Loan Party, Administrative Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 11.07 hereof.

Section 11.18 Interest. It is the intention of the parties hereto that Administrative Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to Administrative Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to Administrative Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to Administrative Agent or any Lender that is contracted for, taken, reserved, charged or received by Administrative Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the Highest Lawful Rate, any excess shall be canceled automatically and if theretofore paid shall be credited by Administrative Agent or such Lender on the principal amount of the Obligations owed to Administrative Agent or such Lender as applicable (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Administrative Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Administrative Agent or any Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by Administrative Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Administrative Agent or such Lender, as applicable, on the principal amount of the Obligations owed to Administrative Agent or such Lender as applicable (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Administrative Agent or such Lender, as applicable, to the Borrower). All sums paid or agreed to be paid to Administrative Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to Administrative Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of the Loans hereunder does not exceed the Highest Lawful Rate. If at any time and from time to time (i) the amount of interest payable to Administrative Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to Administrative Agent or such Lender pursuant to this Section 11.18 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Administrative Agent or such Lender would be less than the amount of interest payable to Administrative Agent or such Lender computed at the Highest Lawful Rate applicable to Administrative Agent or such Lender, then the amount of interest payable to Administrative Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to Administrative Agent or such Lender until the total amount of interest payable to Administrative Agent or such Lender shall equal the total amount of interest which would have been payable to Administrative Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 11.18.

For purposes of this Section 11.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and Administrative Agent and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 11.19 Confidentiality. Administrative Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable companies, any material non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for Administrative Agent or any Lender, (iii) to examiners, auditors, or accountants, (iv) in connection with any litigation to which Administrative Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees to be bound by confidentiality provisions similar in substance to this Section 11.19. Administrative Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that each Loan Party acknowledges that Administrative Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that Administrative Agent and each Lender may be subject to review by regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information. The foregoing restrictions with respect to non-public material confidential information shall not apply to any information that (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party in breach of this Agreement; (b) was available to the receiving party on a non-confidential basis prior to disclosure by the Loan Party; (c) becomes lawfully available to the receiving party on a non-confidential basis from a source other than an Loan Party, provided that such source is not known by the receiving party to be subject to a confidentiality obligation in favor of such Loan Party; (d) is developed independently by the receiving party without use of any material non public information supplied to it by a Loan Party or (e) a Loan Party has expressly authorized the receiving party to use or disclose.

Section 11.20 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

Section 11.21 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the Effective Date.

Section 11.22 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended from time to time, together with the rules and regulations promulgated thereunder, the “Patriot Act”) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

PROGRESSIVE GAMING INTERNATIONAL CORPORATION, a Nevada corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President and Chief Executive Officer

GUARANTORS:

PGIC NV, a Nevada corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

MGC, INC., a Nevada corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

PROGRESSIVE GAMES, INC., a Delaware corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

GAMES OF NEVADA, INC., a Nevada corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

[PROGRESSIVE GAMING INTERNATIONAL

CREDIT AGREEMENT SIGNATURE PAGE]

VIKING MERGER SUBSIDIARY, LLC, a Delaware limited liability company

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

PRIMELINE GAMING TECHNOLOGIES, INC., a California corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

MIKOHN INTERNATIONAL, INC., a Nevada corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

ADMINISTRATIVE AGENT AND LENDER:

PRIVATE EQUITY MANAGEMENT GROUP FINANCIAL CORPORATION

By:	/s/ Wilbur Avon
Name:	Wilbur Avon
Title:	CFO

[PROGRESSIVE GAMING INTERNATIONAL

CREDIT AGREEMENT SIGNATURE PAGE]

MIKOHN HOLDINGS, INC., a Nevada corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

ENDX INC. (USA), a Nevada corporation

By:	/s/ Russel H. McMeekin
Name:	Russel H. McMeekin
Title:	President

[PROGRESSIVE GAMING INTERNATIONAL

CREDIT AGREEMENT SIGNATURE PAGE]